Exhibit 10.2
FORM OF

MASTER LEASE AGREEMENT BETWEEN

[●]

A DELAWARE STATUTORY TRUST

AS LANDLORD, AND

[●]

AS MASTER TENANT

DATED AS OF [●]

EXHIBITS:
EXHIBIT A - RENT
EXHIBIT B - LAND - LEGAL DESCRIPTION

i

MASTER LEASE AGREEMENT
THIS MASTER LEASE AGREEMENT, is made effective as of [●], (“Agreement”), by and between [●], a Delaware statutory trust (“Landlord”), and [●], a Delaware limited liability company (“Master Tenant”).

1.Definitions.
“Agreement” shall mean this Master Lease Agreement, as amended.
“Bankruptcy Code” has the meaning set forth in Section 19.9.
“Base Rent” shall have the meaning set forth in Section 4.1.1.
“Base Term” means a term beginning on the Commencement Date and expiring on [●].
“Capital Expenditures” means any improvements, replacements or material repairs with respect to or relating to the Project which are properly capitalized (rather than expensed) in accordance with generally accepted accounting principles (“GAAP”).
“Capital Improvements” mean the Capital Expenditures, but excluding Landlord Capital Improvements.
“Commencement Date” means the date of this Agreement.
“Condemnation Proceeding” means any action or proceeding brought by competent authority for the purpose of any taking of the fee of the Project, including the Improvements, or any part thereof or estate therein as a result of the exercise of the power of eminent domain, including, but not limited to, a voluntary conveyance to such authority either under threat of or in lieu of condemnation or while such action or proceeding is pending.
“Damages” has the meaning set forth in Section 16.1.
“Default” has the meaning set forth in Section 20.1, after giving effect to all applicable notice and cure periods.
“Default Rate” means the lesser of (i) [●] per annum, or (ii) the highest interest rate per annum, permitted under the laws of the state in which the Project is located, or under federal law, to the extent applicable.
“DST” shall mean (i) a Delaware statutory trust as such term is defined under Delaware law, and (ii) an “investment trust” as defined in Treas. Reg. §301.7701-4(c).
“Excess Uncontrollable Costs” has the meaning set forth in Section 4.5.
“Existing Obligations” has the meaning set forth in Section 3.3.
“Gross Revenues” shall mean the entire gross receipts of every kind and nature from rentals and services made in, upon, or from the Project, whether upon credit or for cash, in every department operating in the Project.
“Hazardous Substances” has the meaning set forth in Section 21.1.
“Hazardous Substances Costs” has the meaning set forth in Section 21.4.
“Imposition Payment” has the meaning set forth in Section 5.1.
“Impositions” means all ancillary fees and costs related to the Permitted Mortgage (excluding fees and costs attributable to a Landlord default under the Permitted Mortgage or other Landlord costs and expenses), and all taxes, assessments, charges for utilities not paid for by subtenants, excises, levies, license and permit fees and other governmental impositions and charges, general and special, ordinary and extraordinary, unforeseen and foreseen, of any kind and nature whatsoever, which are imposed, levied upon or assessed against or which arise with respect to the Project (or any portion thereof) or any rights or obligations of Master Tenant under this Agreement during the Term of this Agreement, including, but not limited to, any sums payable hereunder.
“Improvements” means all buildings, structures and other improvements of any and every kind or nature now or hereafter located on the Land. Such term shall include, without limitation, all fixtures now or hereafter attached or affixed, actually or constructively thereto, including, without limitation all pipes, engines, wiring, heating, ventilating and air-conditioning equipment and systems, plumbing and lighting fixtures, and other equipment or machinery used in or about or for the maintenance or operation of the Project. Such term shall not include any property owned by a Sublessee.
“Intangible Property” has the meaning set forth in Section 3.3.
“Land” means all of the tracts or parcels of land described in Exhibit B, together with all rights, ways and easements appurtenant thereto.
“Landlord” means [●], a Delaware statutory trust and its successors or assigns.
“Landlord Capital Improvements” means expenditures with respect to (1) repairs and replacements of the structure, foundations, roofs, exterior walls, parking lots and improvements to meet the needs of tenants; (2) leasing commissions; (3) certain Hazardous Substances Costs; (4) any repairs identified in the property condition assessment report, or similar engineering report, performed in connection with the acquisition of the Project; and (5) other improvements or replacements to the Project that would be considered Capital Expenditures or that are required by law.
“Landlord Casualty Costs” has the meaning set forth in Section 17.2.
“Landlord Costs” means Landlord Capital Improvements, as well as the costs to make repairs to maintain the Project.
“Landlord Environmental Costs” has the meaning given such term in Section 21.4.
“Lender” means any lender under a Permitted Mortgage.
“Lender Requirements” means all requirements set forth in the Loan Documents relating to Landlord, Master Tenant or the operation of the Project.
“Loan Documents” means all loan documentation executed and delivered by or on behalf of Landlord or Master Tenant to the holder of a Permitted Mortgage.
“Management Agreement” means an agreement for the management of the Project.
“Master Tenant” means [●], a Delaware limited liability company, and its successor or assigns.
“Master Tenant Capital Reserve Account” has the meaning set forth in Section 6.4.1.
“Operating Costs” means all costs and expenses (and taxes, if any, thereon) paid or incurred in respect of the operations, maintenance, management and security of the Project which, in accordance with generally accepted accounting principles are properly chargeable to the operation, maintenance, management and security of the Project, such as the cost of electricity, gas, oil, steam, water, air conditioning and other fuel and utilities, property management fees, asset management fees, reasonable attorneys’ fees and disbursements and auditing, management and other professional fees and expenses. For the avoidance of doubt, Operating Costs does not include Rent.
“PCB” has the meaning set forth in Section 21.2.
“Permitted Mortgage” means any mortgage, deed of trust or other similar document placed on the Project by Landlord in compliance with the terms of this Agreement.
“Premium Payment” has the meaning set forth in Section 8.10.
“Project” means the Land and the Improvements.
“Projected Uncontrollable Costs” shall mean the projected Uncontrollable Costs.
“Remedial Work” has the meaning set forth in Section 21.5.
“Rent” shall mean, collectively, Base Rent and any other amounts payable by Master Tenant to (or on behalf of) Landlord hereunder.
“Requirements” means all requirements relating to the Project, including without limitation, planning, zoning, subdivision, environmental, toxic and hazardous waste, health, fire safety, handicapped access and any other applicable federal, state and local statutes, laws, ordinances, rules and regulations, as well as any and all encumbrances, covenants, conditions, and restrictions, foreseen or unforeseen, ordinary as well as extraordinary, which may affect the design, construction, existence or use or manner of use of the Project or any portion thereof.
“Restoration” means the restoration, repair, replacement, rebuilding or alteration of the Project following a casualty or a partial Taking (including, without limitation, the cost of all temporary repairs for the protection of property pending the completion of permanent restoration, repair, replacement, rebuilding or alterations), to a complete architectural unit of as nearly as possible the same value, condition and character that existed immediately prior to such casualty or Taking, to the extent permissible under applicable Requirements, including, without limitation, all zoning and use requirements and regulations.
“Service Contracts” has the meaning set forth in Section 3.3.
“Springing LLC” shall mean the limited liability company participating in the Transfer Distribution as such term is defined in the certain trust agreement of [●].
“Sublease” means any sublease of any or all of the Project permitted pursuant to the terms of this Agreement including, but not limited to, the Existing Obligations.
“Sublessee” means any sublessee of the Project under a Sublease.
“Successor Landlord” has the meaning set forth in Section 19.10.
“Supplemental Trust Reserve” has the meaning set forth in Section 6.4.2.
“Taking” means the event of vesting of title to the Project or any part thereof or estate therein in the condemning authority as the result of any Condemnation Proceeding.
“Term” means the Base Term.

“Uncontrollable Costs” means real estate taxes, insurance costs, and the cost of utility service provided to the Project.
“Use” means use primarily as a residential apartment project, provided that certain de minimis retail activity shall also be permitted.
“Vesting Date” means the date of any Taking.
2.Lease. Landlord hereby leases to Master Tenant and Master Tenant hereby leases from Landlord subject to the terms set forth in this Agreement, the Project together with all Improvements, all appurtenances pertaining to the Project and all rights of ingress and egress. Landlord shall deliver possession of the Project to Master Tenant on the Commencement Date.
3.Project and Term of Agreement.
3.1.    The Term of this Agreement shall be for the Base Term unless sooner terminated pursuant to the terms of this Agreement.
3.2.    Master Tenant hereby accepts the Project without any representation or warranty by Landlord, express or implied in fact or by law, and expressly without recourse to Landlord as to title to the Project, the nature, the physical condition, suitability or usability thereof. Master Tenant shall take the Project in an “As Is” condition as of the Commencement Date.
3.3.    The parties hereto acknowledge that the Project or portions thereof are presently the subject of (i) leases, subleases, tenancies, licenses, occupancies and rights of others, other than those established hereby, which relate to the use of the Project or any portion thereof (collectively, the “Existing Obligations”) and (ii) service contracts, which relate to the Project (collectively, the “Service Contracts”). Landlord hereby assigns and transfers to Master Tenant, to the extent transferable, as of the Commencement Date and for the Term of this Agreement, all of Landlord’s rights, duties and obligations under the Existing Obligations and the Service Contracts, including, without limitation, the right to collect rents and other charges under the Existing Obligations and to enforce the terms of the Existing Obligations and the Service Contracts, and all of Landlord’s rights and interest in and to any intangible property relating to the Project, including, without limitation, all trade names and trademarks (collectively, the “Intangible Property”). Master Tenant does hereby undertake, covenant and agree for and during the Term of this Agreement, to do, perform and discharge any and all rights, duties and obligations in connection with matters affecting the Existing Obligations, the Service Contracts, the Intangible Property, the possession of the Project or the title thereto which Landlord might otherwise have incurred during the Term of this Agreement by reason of the Existing Obligations, the Service Contracts, the Intangible Property or the ownership of the Project by Landlord. Subject to the express terms, provisions and limitations set forth in this Agreement, Master Tenant shall indemnify, protect, defend and hold Landlord harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees and expenses) actually suffered or incurred by Landlord in direct connection with any or all of the Existing Obligations, the Service Contracts, the Intangible Property or the ownership of the Project arising or first accruing during the Term of this Agreement; provided, however, that such indemnity shall not be applicable with respect to any liability, damage, loss, cost or expense suffered or incurred by Landlord as a result of, or due to, any negligent or willful act or omission of Landlord or its owners, agents, employees, officers, directors, managers, members and partners. Master Tenant’s obligations under this Section shall, as to matters arising, or accruing from facts arising, prior to the termination or expiration of this Agreement, survive the termination of this Agreement. To the extent Landlord is required by the purchase agreement applicable to the acquisition of the Project to remit any rent to the seller, then Master Tenant shall remit such rents to the seller.

3.4.    Landlord makes no warranty or representation, express or implied with respect to the Project or the condition thereof, it being agreed that all risks incident thereto are to be borne by Master Tenant. To the extent assignable, Landlord hereby assigns to Master Tenant during the Term of this Agreement all representations and warranties obtained by Landlord upon acquisition of the Project, and any indemnities, third party warranties, guaranties (environmental or otherwise) or rights to receive payment in favor of Landlord, or transferred to Landlord regarding the Project obtained by Landlord upon acquisition of the Project, to the extent such representations, warranties, indemnities, third party warranties, guaranties and rights to receive payment survive the closing of the purchase of the Project, and to the extent the same survive the closing, but are not assignable by Landlord, Landlord hereby agrees, at Master Tenant’s request and at Master Tenant’s sole cost and expense, to promptly raise and diligently pursue (in a manner and pursuant to a strategy directed by Master Tenant) claims against the seller of the Project or any other applicable party regarding such representations, warranties, indemnities, third party warranties, guaranties and rights to receive payment. In the event that Master Tenant fails to pursue or enforce any right or remedy available to Master Tenant under the purchase agreement, Landlord may, following written notice to Master Tenant, pursue any such claims at its own expense.
3.5.    This Agreement is intended to be and shall be construed as an absolute net lease, pursuant to which Landlord shall not be expected or required to make any payment of any kind or be under any obligation or liability except for Landlord Costs or as otherwise expressly set forth herein. Landlord and Master Tenant agree that this Agreement is a true lease and does not represent a financing arrangement, joint venture, management arrangement, or any arrangement other than a true lease. Each party shall reflect the transactions represented by this Lease in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with “true lease” treatment. Notwithstanding any law to the contrary, and except as otherwise expressly set forth herein: (iii) this Agreement shall not be terminable by Master Tenant and Master Tenant waives all rights, if any, conferred upon Master Tenant by any statute, decree, order or otherwise to terminate or surrender this Agreement; (iv) Master Tenant shall not be entitled to accept and waives all rights, if any, conferred upon Master Tenant by any statute, decree, order or otherwise to any abatement, deferral, reduction, set-off, counterclaim, defense or deduction with respect to any Rent, and (v) Master Tenant’s obligations under this Agreement including, but not limited to, Master Tenant’s obligation to pay the full Rent due hereunder, shall not be affected by reason of: (a) any damage to or destruction of the Project except as set forth in Section 17, (b) any taking of the Project (or any part) by Condemnation or otherwise except as set forth in Section 18, or (c) any other cause whether similar or dissimilar to the foregoing.
3.6.    Landlord shall transfer all security deposits to Master Tenant in compliance with applicable law including, if applicable, any requirement that security deposits be maintained in separate accounts. Master Tenant will indemnify Landlord from and against any or all losses, damages, costs and liabilities suffered or injured by Landlord in connection with any such security deposits so transferred, but only to the extent caused by or due to the gross negligence or willful misconduct of Master Tenant or Master Tenant’s members, managers, shareholders, partners, agents, employees, officers, directors or authorized representatives.
3.7.    Upon the termination of this Agreement, Master Tenant’s rights and obligations in and under all current Subleases shall automatically vest in Landlord and Landlord shall be deemed, without further action required, to have assumed all of Master Tenant’s obligations under the Subleases from and after the effective date of the termination. Landlord also shall indemnify and hold Master Tenant harmless from and against any and all liabilities, claims, damages, losses, charges and expenses (including, without limitation, attorneys’ fees and expenses) arising out of or pursuant to any Sublease, which relate to facts occurring from or after the effective date of the termination of this Agreement.
3.8.    This Agreement shall terminate in the event that all or substantially all of the Project is sold or transferred by Landlord in one transaction. Such termination shall occur immediately after the sale. The transfer of the Project to the Springing LLC from Landlord, however, shall not cause a termination, but rather in such event this Agreement shall be automatically assumed by the Springing LLC, which shall be thereupon considered the Successor Landlord (as defined below) for all purposes under this Agreement.
4.Rent.
4.1.    Master Tenant covenants to pay to Landlord, in lawful money of the United States of America, without notice or demand and without any set-off, deduction or abatement whatsoever (except as otherwise set forth herein), the Rent as follows:

4.1.1.
Master Tenant shall pay the annual amount as set forth and identified as “Base Rent” on Exhibit A hereto (“Base Rent”), payable in arrears on the last day of each calendar month during the Term of this Agreement, or, if earlier, no later than such other day as may be required by the holder of a Permitted Mortgage under its applicable Loan Documents. Notwithstanding the foregoing, as an administrative convenience to Landlord, Landlord hereby irrevocably directs Master Tenant to pay such Base Rent directly to the holder of any Permitted Mortgage, or otherwise in accordance with any Permitted Mortgage, on or before the due date thereunder. Landlord will, for purposes of this Section, keep Master Tenant informed of any changes to such obligations; and

4.2.    [Intentionally omitted].
4.3.    Any Rent not paid when due shall bear interest from the due date at the Default Rate until paid in full.
4.4.    [Intentionally omitted].
4.5.    In the event that the Projected Uncontrollable Costs for any calendar year (or stub period thereof, in the event that a lease year begins after January 1 of a calendar year or ends before December 31 of a calendar year) exceed the actual Uncontrollable Costs for such calendar year or stub period thereof, Master Tenant shall pay to Landlord, as additional Rent hereunder, the amount of such excess, within ninety (90) days following the end of the applicable calendar year (or stub period thereof). If, however, the actual Uncontrollable Costs for any calendar year (or stub period thereof) exceed the Projected Uncontrollable Costs for such calendar year (or stub period thereof) (such amount the “Excess Uncontrollable Costs”), then Master Tenant shall be responsible for payment of such Excess Uncontrollable Costs, but shall be entitled to reimbursement of such Excess Uncontrollable Costs by offsetting such amount against Rent payable to the Trust pursuant to Section 4.1.2 beginning with the first lease month that begins on or after ninety (90) days following the end of such calendar year (or stub period thereof), and against such amounts payable to Landlord in later months, if and as needed, until the full amount of the Excess Uncontrollable Costs incurred for such calendar year (or stub period thereof) have been reimbursed to the Master Tenant. Notwithstanding the foregoing, so long as a Permitted Mortgage is outstanding, Master Tenant shall not abate any Base Rent or Impositions.
4.6.    To the extent that monthly escrows are required by a holder of a Permitted Mortgage, Master Tenant shall deposit monthly with Landlord (or Landlord’s designee), simultaneously with its payment of Base Rent, one-twelfth (1/12) of the Impositions and premiums for insurance required under Section 8 hereof, which amounts may be adjusted from time to time depending on such Impositions and insurance premiums from time to time, in amounts sufficient to pay the same when due.
5.    Impositions.
5.1.    Master Tenant shall pay (except as provided in Section 5.5) as additional Rent, before any fine, penalty, interest or cost may be added thereto, or become due or be imposed by operation of law for the non-

payment thereof, all Impositions which at any time during the Term of this Agreement may be assessed, levied, imposed upon, or become due and payable out of or in respect of, or become a lien on (b) the Project or any part thereof or (c) any use or occupation of the Project. If Landlord receives any bills for such Impositions, Landlord shall promptly deliver such bills to Master Tenant. To the extent that Master Tenant has paid as additional Rent the amount of any Imposition or anticipated Imposition into any reserve or impound account established by the holder of a Permitted Mortgage (an “Imposition Payment”), Master Tenant shall be entitled to demand and receive funds directly from such reserve or impound account from the holder of the Permitted Mortgage for the payment of the applicable Imposition(s), in each case, subject to the provisions of the Permitted Mortgage. Upon the funding of any Imposition Payment, Master Tenant’s obligation to pay the Imposition corresponding to the Imposition Payment shall be satisfied to the extent of the amount deposited. To the extent any Permitted Mortgage requires an Imposition to be paid into an impound or reserve, Master Tenant shall make such payment.
5.2.    If at any time during the Term of this Agreement the methods of taxation prevailing at the Commencement Date shall be altered so as to cause the whole or any part of the Impositions now levied, assessed or imposed on real estate and the improvements thereon to be levied, assessed and imposed wholly or partially as a capital levy or otherwise, on the rents received therefrom, or if as a result of any such alteration of the methods of taxation, any gross receipts or franchise tax (other than income taxes), assessment, levy or other tax or charge shall be measured by or be based, in whole or in part, upon the Project and shall be imposed upon Landlord then all such taxes, assessments, levies or charges so measured or based, shall be deemed to be included within the term “Impositions” for the purposes hereof, and Master Tenant shall pay and discharge the same as herein provided in respect of the payment of Impositions. Each such tax, assessment, levy or charge shall be deemed to be an item of additional Rent hereunder.
5.3.    In the case of assessments for local improvements or betterments which may by law be payable in installments, Master Tenant (subject to Section 5.7) shall only be obligated to pay such installments which are currently due or such installments as fall due during the Term of this Agreement, together with interest on deferred payments, provided that Master Tenant shall take such steps as may be prescribed by law to convert the payment of the assessment into installment payments, and Landlord hereby agrees to cooperate with Master Tenant to effect the same. Such payments of installments and any interest thereon shall be made before any fine, penalty, interest or cost may be added thereto for non-payment of any installment.
5.4.    Subject to Section 5.5, in any suit or proceeding arising out of the failure of Master Tenant to keep any covenant in the provisions of this Section 5, the certificate or receipt of the department, officer or bureau charged with collection of the Impositions, showing that the Impositions are due and payable or have been paid, shall be prima facie evidence that such Impositions were due and payable as a lien or charge against the Project or that the same have been paid as such by Landlord.
5.5.    Master Tenant shall have the right, after prior written notice to Landlord and with Landlord’s consent, to contest or review by appropriate legal proceedings or in such manner as Master Tenant in Master Tenant’s opinion shall deem advisable (which proceedings or other steps taken by Master Tenant if instituted shall be conducted diligently and solely at Master Tenant’s own expense) any and all Impositions levied, assessed or imposed against the Project or taxes in lieu thereof required to be paid by Master Tenant, provided that such contest shall not operate to prevent or in any way impair or delay a sale of the Project by Landlord or result in a tax sale of the Project or any portion thereof. Landlord, at the request of Master Tenant, will join in any such contest or proceeding and will execute any agreement in form and substance satisfactory to Landlord in settlement of any of those contests or proceedings and any documents in implementation thereof if it is necessary to do so in order to prosecute such proceeding, but Master Tenant in those circumstances must defend and hold Landlord harmless from and against any and all liability, loss, cost and expense (including without limitation, reasonable attorneys’ fees and expenses) suffered or incurred by Landlord in connection therewith.

All payments required to be made by Landlord pursuant to any Impositions shall be reimbursed to Landlord by Master Tenant within thirty (30) days. In any event, no such contest shall defer or suspend Master Tenant’s obligations to pay the Impositions as herein provided, but if by law it is necessary that such payment be suspended to preserve or perfect Master Tenant’s contest, then the contest shall not be undertaken without there being first furnished to Landlord security in form reasonably satisfactory to Landlord, and in an amount sufficient to pay such Impositions, together with all interest and penalties thereon upon conclusion of the contest and all costs thereof that may be imposed upon Landlord or the Project, and Master Tenant shall defend and hold Landlord harmless from and against any and all liability, loss, cost and expense suffered or incurred by Landlord in connection therewith. Nothing in this Section 5.5 shall be in derogation of Landlord’s right to contest or review any Impositions by legal proceedings or in such other manner as may be available to Landlord upon ten (10) days’ prior written notice to Master Tenant.
5.6.    At Landlord’s written request, Master Tenant shall deliver to Landlord copies of all paid bills or other evidence of payment for Impositions prior to the date any fine, interest or cost may be imposed for the nonpayment thereof.
5.7.    Any Impositions relating to a fiscal period of the taxing authority occurring at the beginning or end of the Term of this Agreement, only a part of which fiscal period is within the Term of this Agreement (whether or not such Impositions are assessed, levied, imposed or become a lien or shall become payable, during the Term of this Agreement) shall be apportioned and adjusted between Landlord and Master Tenant so that Landlord shall only be responsible in respect to that portion of such Impositions which bear the same ratio to the full Impositions that the part of the fiscal period which falls outside the Term of this Agreement bears to the entire fiscal period. Master Tenant shall be responsible for the Impositions that fall within the Term of this Agreement.
5.8.    Landlord hereby designates Master Tenant to act on its behalf, and, during the Term of this Agreement, assigns to Master Tenant Landlord’s rights and interest, subject in all cases to the terms and conditions of the Loan Documents then in effect: (a) to complete, terminate or settle any appeal proceedings pending on the Commencement Date with respect to real estate tax assessments of the Project for periods prior to the Commencement Date, (b) to determine the need to initiate an appeal of any real estate tax assessment of the Project with respect to periods prior to or after the Commencement Date, and to complete, terminate or settle any such appeals, and (c) to engage legal counsel in connection with the foregoing, provided, however, that any refunds or settlement monies resulting from such appeals shall be applied as follows: (i) first, to the payment of all attorneys’ fees and costs attendant to such appeals, (ii) second, to any subtenants to the extent such subtenants are entitled to a portion of such refunds or monies under their respective subleases and (iii) third, so long as Master Tenant is not in Default hereunder, to Master Tenant. Master Tenant shall pay all costs, including attorneys’ fees and costs, attendant to such appeals (to the extent not covered by the application of any refunds or settlement monies) and Landlord shall have no obligation to pay the same. At Master Tenant’s sole cost and expense, Landlord shall cooperate with Master Tenant to the extent Landlord’s participation is necessary to initiate, settle, terminate, extend or amend such appeals or to otherwise secure any refunds.
6.    Repairs and Maintenance of the Project.
6.1.    Except for Landlord Costs, throughout the Term of this Agreement, Master Tenant, at Master Tenant’s sole cost and expense, shall take good care of the Project and shall put, keep and maintain the same and every part thereof in a condition substantially the same as the condition of the Project on the Commencement Date (ordinary wear and tear excepted), and shall make all necessary repairs thereto of whatsoever nature or kind, interior and exterior, structural and nonstructural, ordinary and extraordinary and whether now foreseeable or not foreseeable, and including, without limitation, any repairs or other work required (i) by contract or Requirements under all Existing Obligations affecting all or any part of the Project or (ii) subject to any contrary terms of Sections 17 or 18, following a Taking or a casualty. Other than responsibility for Landlord Costs, and subject to any contrary provisions of Sections 17 and 18, Master Tenant (and not Landlord) shall have full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Project.
6.2.    To the extent there are reserves established under the Permitted Mortgage that are applicable to any maintenance, repairs or replacements, the monthly deposits which will be paid by Master Tenant together with other Impositions escrow deposits, Master Tenant shall have access to such reserves to fund some or all of any such costs to the same extent as Landlord would have such access under the Loan Documents. If any reserve is established under the Loan Documents for or permitted for the payment of Landlord Costs, or if any portion of any monthly payments or reserves required under the Loan Documents is reasonably attributable to Landlord Costs, Landlord, and not Master Tenant, shall be responsible for payment of all related contributions to such reserve(s), and Master Tenant shall have access to such reserves to pay for the work for which the reserves were set aside.
6.3.    In addition to the foregoing, during the existence of a Permitted Mortgage, Master Tenant shall further maintain and repair the Project in accordance with any Lender Requirements.
6.4.    Reserve Accounts.
6.4.1.    Master Tenant shall be responsible to perform all Capital Improvements that, in Master Tenant’s reasonable discretion, are necessary to properly maintain the Project in accordance with its Use. Master Tenant may in its discretion establish a reserve account to fund and pay for Capital Improvements for which it is responsible to fund (the “Master Tenant Capital Reserve Account”). If the Master Tenant Capital Reserve Account, if established, does not contain sufficient funds to fully reimburse Master Tenant, Master Tenant shall be obligated to separately fund such costs, but in all instances excluding Landlord Costs, which shall remain the responsibility of and shall be funded by Landlord. Landlord, however, shall not be obligated to pay for any Landlord Costs required (i) due to the gross negligence or willful misconduct of Master Tenant or Master Tenant’s members, managers, shareholders, partners, agents, employees, officers, directors or authorized representatives or (ii) that arise directly or indirectly from or in connection with the presence or release of any Hazardous Substance (as defined in Section 21.1) in or into the air, soil, surface, water, groundwater or soil vapor at, on, under, over or within the Project, or any portion thereof from and after the Commencement Date and otherwise during the Term, in either of which event such Landlord Capital Improvements shall be the responsibility of Master Tenant. Any funds held in the Master Tenant Capital Reserve Account shall belong to Master Tenant and shall be transferred to Master Tenant upon termination of this Agreement.
6.4.2.    Landlord shall establish a “Supplemental Trust Reserve” for the benefit of Landlord and the Project to pay for Landlord Costs and other Project costs, expenses and fees, including but not limited to repairs and renovations. Master Tenant may in its sole discretion draw upon these reserves to satisfy Landlord Costs, and for other Project costs and expenses. Landlord shall deposit into the Supplemental Trust Reserve funds raised in its private placement offering of DST Interests, in an amount equal to $[●] if the maximum amount of DST Interests is sold. All funds held in such Supplemental Trust Reserve shall belong to Landlord and, subject to any contrary terms of any Loan Documents, and to the extent that any funds remain they shall be transferred to Landlord upon termination of this Agreement. Notwithstanding anything else herein, after the Landlord’s initial deposit of $[●], the Landlord has no obligation to fund the Supplemental Trust Reserve at any time during which the Supplemental Trust Reserve contains funds in excess of $[●]. If funds in the Supplemental Trust Reserve exceed $[●], the Landlord, at its sole discretion, may withdraw such excess funds and distribute them to its beneficial interest holders. At the end of any calendar year, the cash-on-hand in the Supplemental Trust Reserve shall not be less than $[●]. If there is less than $[●] at the end of any calendar year, the Landlord will replenish the Supplemental Trust Reserve so that it contains at least $[●]. If such replenishment is not funded by the Landlord, the Master Tenant may fund the same and offset such amounts from Supplemental Rent until the Supplemental Trust Reserve contains at least $[●].
6.4.3.    Master Tenant may draw upon the Supplemental Trust Reserve (and any such other reserves available under the Loan Documents) for Capital Improvements (including Landlord Cost items) with a useful life beyond the term of this Agreement.
6.5.    Master Tenant may satisfy its funding obligations for any Capital Improvements to the extent, if any, that insurance proceeds are made available to Master Tenant’s or Landlord’s insurance carrier and such proceeds are used to perform the Capital Improvements.
6.6.    Throughout the Term of this Agreement, Master Tenant shall not intentionally cause any waste, damage, disfigurement or injury to the Project or any part thereof.
6.7.    Master Tenant may enter into a Management Agreement for the management and operation of the Project as contemplated hereunder. Landlord shall not have any rights or obligations under the Management Agreement; provided, that at all times the Management Agreement shall be subject and subordinate to this Agreement.
7.    Compliance with Requirements.
7.1.    Throughout the Term of this Agreement, Master Tenant, at Master Tenant’s sole cost and expense (except for Landlord Capital Improvements which shall be at Landlord’s expense) and in all material respects, shall promptly comply with all present and future Requirements whether or not such Requirements shall necessitate structural changes or improvements or interfere with the use and enjoyment of the Project, or any part thereof. If Landlord receives any notices regarding Requirements, Landlord shall promptly deliver the same to Master Tenant.
7.2.    Master Tenant shall have the right, solely at Master Tenant’s own expense, without cost or expense to Landlord, to contest by appropriate legal proceedings diligently conducted in good faith, in the name of Master Tenant, the validity or application of any Requirements, provided, however, that Master Tenant may delay compliance therewith until the final determination of such proceeding only if by the terms of any such Requirements, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the incurrence of, or the risk of incurring, any fine, lien, charge or liability of any kind against the Project or Master Tenant’s leasehold interest therein and without subjecting Master Tenant or Landlord to the risk of any liability, civil or criminal, for failure so to comply therewith. To the extent reasonably required and at Master Tenant’s request and sole cost and expense, Landlord hereby agrees to cooperate with and assist Master Tenant with such contests.
8.    Insurance.
8.1.    Master Tenant shall, at Master Tenant’s sole cost and expense, at all times throughout the Term of this Agreement, maintain the insurance below enumerated on the Project, or cause such insurance to be maintained, for the mutual benefit of Landlord and Master Tenant. Landlord, in its sole discretion and at the cost of Master Tenant, may elect for such insurance be maintained by its advisor through its advisor’s master insurance program including without limitation all coverages and limits available under such program including program deductibles applicable to the Project:

8.1.1.
All risk or special form property insurance on the Improvements in an amount not less than 100% of the full replacement cost of the Improvements with a replacement Cost endorsement. Such property insurance shall include but not be limited to fire and extended coverage, terrorism, earthquake, flood, hail, wind and named windstorm. Terrorism coverage may be provided under The Terrorism Risk Insurance Act of 2002 or successor acts or separate policy. “Full replacement cost” as used herein means the cost of replacing the Improvements (exclusive of the cost of excavations, foundation and footings below the lowest basement floor) without deduction for physical depreciation thereof;

8.1.2.	boiler and machinery insurance as may reasonably be required to cover physical damage to the Improvements and to the major components of any central heating, air-conditioning or ventilation systems;

8.1.3.
provided that the Project, or any portion thereof, is located in an area designated as a flood prone area participating in the National Flood Insurance Program, flood insurance in an amount equal to the full replacement cost or the maximum amount then available under National Flood Insurance Program, unless neither the Project, nor any portion thereof, is located within a 100 year flood plain as determined by the Federal Insurance Administration;

8.1.4.
during any changes or alterations of the Project or any part thereof and during any Restoration following a Taking or a casualty, all risk builder’s risk insurance in an amount not less than 100% of the full replacement cost of the Improvements which may be provided under a separate policy or insured under the policy described in Section 8.1.1;

8.1.5.
business interruption or business income insurance against loss of profits or rental under a business interruption insurance policy or under a rental value insurance policy covering risk of loss due to the occurrence of any of the hazards covered by the policies described in Sections 8.1.1, 8.1.2 and 8.1.3, and (to the extent insurance covering such hazards is generally obtainable) in Section 8.1.4 in an amount not less than the aggregate requirements for the period of twelve (12) months following the occurrence of the insured casualty for: (i) Base Rent, or, if such amounts exceed the Base Rent, the rental payments due Master Tenant under the Subleases, (ii) Impositions, and (iii) premiums on insurance required to be carried pursuant to this Section 8;

8.1.6.
commercial general liability insurance including contractual liability, on an occurrence basis against claims for bodily injury, personal and advertising injury, and property damage (including, without limitation, elevators and/or escalators) and the sidewalks, driveways and curbs adjacent thereto with limits not less than $1,000,000 per occurrence, combined single limit and $2,000,000 annual aggregate on a per location basis;

8.1.7.	auto liability insurance, as applicable, for bodily injury and property damage, combined single limit, with limits not less than $1,000,000 each accident for any owned, hired or non-owned autos;

8.1.8.
umbrella excess liability insurance excess of the required commercial general liability and auto liability insurance with limits not less than $10,000,000 per occurrence and $10,000,000 annual aggregate (or other limits as otherwise deemed appropriate by Master Tenant and Landlord); and

8.1.9.
any other insurance or coverages applicable to the Project which are deemed appropriate by either Landlord or its advisor or with respect to any loan on the Project are required to be maintained by the Landlord, owner or operator of the Project pursuant to the terms of any Permitted Mortgage; provided that such insurance shall only be required to be maintained by Master Tenant during the term of the Permitted Mortgage.

8.2.    All insurance provided for under this Agreement shall be effected under valid enforceable policies issued by insurers licensed or authorized to do business in the State where the Project is located with an AM Best’s Rating of not less than A-VIII. The original policies or, where covered under a blanket insurance program of Landlord’s advisor, redacted lead carrier policies issued for coverage required under Section 8.1 and the certificates of insurance issued as evidence of coverage for the policies under Section 8.1 shall be delivered to Landlord within five (5) days of Master Tenant’s receipt of Landlord’s written request therefor. Prior to the expiration date of any policy required pursuant to this Section, an insurance certificate (as evidence of the insurance required pursuant to Section 8.1) shall be delivered by Master Tenant to Landlord. Satisfactory evidence of payment of the premium on such policy shall be delivered when available from the insurance broker for the policies in force in accordance with carrier payment terms. To the extent obtainable, all such policies shall contain agreements by the insurers that (i) no act or omission by Master Tenant shall impair or affect the rights of the insured to receive and collect the proceeds under the policies; and (ii) such policies shall not be cancelled except upon not less than ten (10) days’ prior written notice to Master Tenant, Landlord, and mortgagee.
8.3.    The business interruption policy referred to in Section 8.1.5 shall name Landlord as loss payee. To the extent Master Tenant is in Default under this Agreement, Landlord shall retain and apply the proceeds, if any, of such rental value insurance first towards the payment of Base Rent, second to the payment of Impositions, and third to the portion of accrued Rent. Any balance of such portion of the total proceeds remaining after such Default has been cured shall be paid to Master Tenant, unless Master Tenant is again in Default under this Agreement, in which case said proceeds shall be retained by Landlord.
8.4.    Except as provided in Section 8.3, all policies of insurance shall name Master Tenant as the insured and Landlord, Landlord’s advisor, Landlord’s property manager, and any other Landlord designated parties (and Master Tenant, if applicable) as an additional insured, as their respective interests may appear. All liability insurance required in this Section 8 shall be primary insurance for the benefit of Master Tenant, Landlord, Landlord’s advisor, and Landlord’s property manager for all third party bodily injury and property damage claims or incidents arising out of or occurring at the Project.
8.5.    Subject to the terms of any loan documents evidencing a Permitted Mortgage, the loss, if any, under said property insurance policies referred to in Section 8.1 shall be adjusted with the insurance companies solely by Master Tenant, except that in case of any particular property damage occurring during the last year of the Term of this Agreement and resulting in damage or destruction exceeding $3,000,000, no adjustment shall be made with the insurance companies without the prior written approval of Landlord.
8.6.    The loss, if any, under all property insurance policies of insurance of the kind referred to in Section 8.1 shall be payable to Master Tenant, unless the casualty results in Master Tenant’s termination of this Agreement pursuant to the provisions of Section 17, in which event the loss shall be payable to Landlord.
8.7.    Nothing contained in the foregoing provisions of this Section shall prevent Master Tenant from taking out insurance of the kind and in the amount provided for under Sections 8.1 or 8.2 under a blanket insurance policy or policies which cover the properties owned or operated by Master Tenant or its affiliates as well as the Project; provided, however, if such insurance is provided pursuant to a blanket policy, such blanket policy shall have “Agreed Amount Endorsement” or no co-insurance condition.
8.8.    The requirements of this Section 8 shall not be deemed or construed to negate or modify Master Tenant’s obligations to defend and indemnify Landlord pursuant to the provisions of this Agreement, or to negate or modify Master Tenant’s obligations to restore the Project following a Taking or casualty pursuant to the provisions of this Agreement.
8.9.    Notwithstanding anything herein to the contrary, to the extent required in any Permitted Mortgage the holder of the Permitted Mortgage shall be named an additional insured under any liability policies and mortgagee under property insurance policies and proceeds shall be payable to holder as a mortgagee under a standard mortgagee clause in favor of, and acceptable to, such holder. Master Tenant’s obligations hereunder to deliver certificates of insurance or insurance policies to Landlord shall, during the time any Permitted Mortgage is in existence, include delivery of such items to such lender in addition to (or where necessary in lieu of) delivery of such items to Landlord. To the extent that any insurance proceeds are paid to the lender under a Permitted Mortgage in accordance with the requirements of the Permitted Mortgage, such payment (and, as applicable, the use of any such proceeds by Master Tenant to repair any related damage in accordance with the terms of the Permitted Mortgage), will be deemed to satisfy Master Tenant’s obligations under this Agreement, including Section 17, where such proceeds would, without such Permitted Mortgage, be available to Master Tenant to perform its repair obligations under this Agreement. Master Tenant’s and Landlord’s rights in and to any insurance proceeds are subject to the rights of the holder of a Permitted Mortgage under the Permitted Mortgage.
8.10.    To the extent that Master Tenant has paid as Base Rent any amount for the payment of any insurance premium or anticipated insurance premium into any reserve or impound account established by the holder of a Permitted Mortgage (a “Premium Payment”), Master Tenant shall be entitled to demand and receive funds directly from such reserve or impound account from the holder of the Permitted Mortgage for the payment of the applicable insurance premium(s) in each case, in accordance with the terms and conditions of the Permitted Mortgage. Upon the funding of any Premium Payment, Master Tenant’s obligation to maintain the insurance corresponding to the Premium Payment shall be satisfied in full for the applicable period. To the extent any Permitted Mortgage requires a Premium Payment to be paid into an impound or reserve, Master Tenant shall make such payment.
9.    Surrender at End of Term.
9.1.    Upon termination of this Agreement, Master Tenant shall quit and surrender the entire Project (including, without limitation the Improvements) to Landlord, without payment or off-set, in a condition substantially similar to the condition of the Project on the Commencement Date, reasonable wear and tear and Capital Improvements excepted, free and clear of all leases and occupancies other than (a) the Existing Obligations (to the extent the same have not expired or have since been terminated), (b) Subleases and (c) any other leases and occupancies which Landlord has expressly agreed in writing shall survive the expiration or sooner termination of this Agreement, and free and clear of all liens and encumbrances other than those, if any, created by Landlord and any Permitted Mortgage. Upon termination of this Agreement, Master Tenant shall assign the items set forth in (a), (b) and (c) above to Landlord.
9.2.    Any personal property of Master Tenant, any subtenant, any space tenant, any occupant, any business invitee or any licensee, which shall remain upon the Project after the expiration or sooner termination of this Agreement and the removal of Master Tenant, such subtenant, such space tenant, such occupant, such business invitee or such licensee from the Project, or the abandonment or vacation of the Project by Master Tenant or such subtenant, space tenant, occupant, business invitee or licensee, may, at the option of Landlord, be deemed to have been abandoned and either may be retained by Landlord as Landlord’s property or may be disposed of, without accountability, in such manner as Landlord may see fit, and Master Tenant agrees to defend, indemnify and hold Landlord harmless from and against any and all liabilities, claims, damages, losses, charges and expenses (including, without limitation, attorneys’ fees and expenses) arising in any way from such retention or disposition.
9.3.    If Master Tenant does not vacate the Project upon expiration or sooner termination of this Agreement, then Landlord shall have the option to treat Master Tenant as a month-to-month tenant, subject to all of the provisions of this Agreement, except that: (i) the term shall be month-to-month and (ii) the rent (excluding Impositions which will also be payable) shall be an amount equal to 125% of the prior monthly installment of Rent.

9.4.    Landlord shall not be responsible for any loss or damage occurring to any property owned by Master Tenant, any subtenant, any space tenant, any occupant, any business invitee or any licensee.
9.5.    The terms, covenants, provisions and conditions of this Section 9 shall survive the expiration or sooner termination of this Agreement.
10.    Landlord’s Right to Perform Master Tenant’s Covenants.
10.1.    If Master Tenant shall at any time fail to (i) pay any Impositions in accordance with the provisions of Section 5, (ii) maintain any of the insurance policies provided for in Section 8, (iii) discharge any lien or other encumbrance that Section 12 requires Master Tenant to discharge, (iv) comply with the provisions of Section 21, or (v) make any other payment or perform any other act on Master Tenant’s part to be made or performed pursuant to this Agreement, then, after twenty (20) days’ prior written notice to Master Tenant or without notice in case of an emergency (which shall include, but shall not be limited to, danger to person or property or the imposition of a monetary fine or penalty on Landlord or Landlord’s exposure to possible liability or where the due date for such payment or performance shall have passed or shall occur within such twenty (20) day period) and without waiving, or releasing Master Tenant from any obligation of Master Tenant contained in this Agreement, Landlord may (but shall be under no obligation to):

10.1.1.	pay all Impositions payable by Master Tenant pursuant to the provisions of Section 5;

10.1.2.	take out, pay for and maintain any of the insurance policies provided for in Section 8;

10.1.3.	discharge such lien or encumbrance for Master Tenant’s account;

10.1.4.
make any payment and perform any action on Master Tenant’s behalf to be made or performed pursuant to Section 21, and enter upon the Project for that purpose and take all such action thereon as may be necessary therefor; and/or

10.1.5.
make any other payment or perform any act on Master Tenant’s behalf to be made or performed hereunder as provided in this Agreement, and enter upon the Project for that purpose and take all such action thereon as may be necessary therefor.

10.2.    All sums so paid by Landlord and all costs and expenses incurred by Landlord in connection with the performance of any such act, together with interest thereon at the Default Rate from the respective dates of Landlord’s making of each such payment or incurring of each such cost and expense, shall constitute additional Rent payable by Master Tenant under this Agreement and shall be paid by Master Tenant to Landlord on demand. Landlord shall not be limited in the proof of any damages which Landlord may claim against Master Tenant arising out of or by reason of Master Tenant’s failure to provide and keep in force insurance which Master Tenant is required to keep in force under this Agreement. Landlord shall also be entitled to recover, as damages for such breach, the uninsured amount of any loss to the extent of any deficiency in the insurance required by the provisions of this Agreement, damages, costs and expenses of suit suffered or incurred by reason of damage to, or destruction of, the Project, or any part thereof, occurring during any period when Master Tenant shall have failed or neglected to provide insurance as aforesaid.
10.3.    Master Tenant’s obligations under this Section 10 shall, as to matters arising prior to the expiration or sooner termination of this Agreement, survive for one (1) year following the expiration or sooner termination of this Agreement.
11.    Changes and/or Alterations by Master Tenant.

11.1.    Subject to the Loan Documents and Section 11.3 below, Master Tenant shall have the right at any time and from time to time during the Term of this Agreement to make, at Master Tenant’s sole cost and expense (provided that any Landlord Costs shall be at Landlord’s expense) and in its sole discretion, structural and nonstructural changes and alterations in or to the Improvements without Landlord’s consent, subject however, in all cases to the following:

11.1.1.
No change or alteration shall be undertaken until Master Tenant shall have procured and paid for, so far as the same may be required, from time to time, all permits and authorizations of all municipal departments and governmental subdivisions having jurisdiction. Landlord shall join in the application for such permits and authorizations whenever such action is necessary; provided that Landlord shall not incur or be subject to any liability or expense as a result of joining in said application.

11.1.2.
No change or alteration shall be made that could materially reduce the value of the Project below its value immediately before such change or alteration, result in a material change in the usefulness of the Project from its intended Use, or that would violate the terms of any Sublease.

11.1.3.
Any change or alteration shall be made promptly and in a good and workmanlike manner and in compliance with all applicable permits and authorizations, and all Requirements shall be completed at least three (3) months prior to the end of the Term of this Agreement.

11.1.4.
The cost of any such change or alteration shall be promptly paid by Master Tenant (or from the Master Tenant Capital Reserve Account, if any, in the event of a Capital Improvement other than disputed items) so that the Project shall at all times be free and clear of liens and/or encumbrances for labor and materials supplied or claimed to have been supplied to the Project.

11.1.5.
All changes and alterations to the Improvements made by or on behalf of Master Tenant shall be and become the property of Landlord upon termination of this Agreement and for purposes of this Agreement shall be deemed to be a part of the Improvements. Master Tenant shall diligently prosecute to completion all such changes and alterations once commenced, and Master Tenant’s obligation to complete the same pursuant to the terms of this Agreement shall survive the expiration or sooner termination of this Agreement.

11.1.6.	Any such changes and alterations provided for in this Section 11 shall be performed by Master Tenant in full compliance with the Lender Requirements.
11.2.    Master Tenant covenants that in performing any work or repairs to, or restoration, replacement or rebuilding of, any portion of the Improvements required or permitted to be performed by Master Tenant pursuant to this Agreement, Master Tenant shall, to the extent applicable, comply with the provisions set forth in this Section 11.
11.3.    Notwithstanding anything in this Agreement or in the Loan Documents, to the extent that Master Tenant makes any changes or alterations to the Project that constitute more than minor, non-structural modifications, Master Tenant must, prior to making any such changes or alterations, (a) provide thirty (30) days’ advance written notice to Landlord setting forth the details of such alterations so that Landlord, to the extent it is a DST, may effectuate a transfer of the Project if necessary to a newly-formed Delaware limited liability company and in accordance with the trust agreement of Landlord, or (b) execute an agreement with Landlord to the effect that at the end of the Term of this Agreement, Master Tenant shall restore the Project to a condition substantially the same as the condition of the Project on the Commencement Date. Notwithstanding anything else in this Agreement, at any time that Landlord is a DST, Landlord shall not have the right, power or ability to make more than minor non-structural modifications to the Project (in accordance with Revenue Ruling 2004-86).

12.    Discharge of Liens.
12.1.    Master Tenant covenants and agrees that Master Tenant shall not create or permit to be created or to remain, and shall discharge, any lien, encumbrance or charge which might be or become a lien, encumbrance or charge upon the Project or any part thereof or the income therefrom, and Master Tenant shall not suffer any other imposition whereby the estate, right and interest of Master Tenant in the Project or any part thereof might be impaired, provided that any Impositions may, after the same become a lien on the Project, be paid or contested in accordance with Section 5, and any mechanic’s, laborer’s or materialman’s lien may be discharged in accordance with Section 12.2.
12.2.    If any mechanic’s, laborer’s or materialman’s lien shall at any time be filed against the Project or any part thereof, Master Tenant, within thirty (30) days after notice of the filing thereof, shall cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Master Tenant shall fail to cause such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy available to Landlord hereunder, at law or in equity and including those set forth in Section 20, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings. Any amount so paid by Landlord and all costs and expenses incurred by Landlord in connection therewith, including, without limitation, amounts paid in good faith settlement of such lien and attorneys’ fees and expenses, together with interest thereon at the Default Rate from the respective dates of Landlord’s making the payment or incurring the cost and expense to the date Landlord is in actual receipt of such amount from Master Tenant, shall constitute additional Rent payable by Master Tenant under this Agreement and shall be paid by Master Tenant to Landlord on demand. In the event that any mechanic’s, laborer’s or materialmen’s lien cured by Master Tenant relates to any Landlord Capital Improvement expense that is the responsibility of Landlord, Master Tenant shall be reimbursed therefor in the manner described in Section 6.
NOTICE IS HEREBY GIVEN THAT LANDLORD WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO MASTER TENANT, OR TO ANYONE HOLDING AN INTEREST IN THE PROJECT (OR ANY PART THEREOF) THROUGH OR UNDER MASTER TENANT, AND THAT NO MECHANIC’S OR OTHER LIENS OR ANY SUCH LABOR, SERVICE OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PROJECT.
13.    Use of Project.
13.1.    Master Tenant shall use the Project for the Use and for no other purpose, and hereby covenants to use and operate the Project for the Use at all times during the Term of this Agreement. Master Tenant hereby covenants and agrees to act in compliance with all laws, ordinances, rules, regulations and guidelines relating to operation of the Project.
13.2.    Master Tenant shall not knowingly use or allow the Project or any part thereof to be used or occupied for any unlawful purpose or in material violation of any certificate of occupancy or certificate of compliance or of any other material certificate, permit, law, statute, ordinance, rule or regulation or any of the other Requirements, or any lease, mortgage, easement, restriction or other material agreement covering or affecting the use of the Project or any part thereof, and shall not suffer any act to be done or any condition to exist on the Project or any part thereof, which may be dangerous, unless safeguarded as required by law, or which may constitute a nuisance, public or private, or which may make void or voidable, or cause the revocation of, any certificate of occupancy or certificate of compliance or any other material certificate or permit or any insurance then in force with respect thereto.

13.3.    Master Tenant shall not suffer or permit the Project, or any portion thereof, to be used by any other party, including the public, as such, without restriction or in such manner as might reasonably tend to impair Landlord’s title to the Project or any portion thereof, or in such manner as might reasonably make a possible claim or claims of adverse usage or adverse possession by such party or the public, as such, or of implied dedication of the Project or any portion thereof.
13.4.    Master Tenant shall not use or knowingly allow the Project or any part thereof to be used or occupied in a manner that would result in the violation of the Lender Requirements. Master Tenant shall further perform during the Term of this Agreement, the Lender Requirements that relate to this Agreement or the Project. Such covenants and obligations shall be performed by Master Tenant in such a manner as to not constitute a default under the Permitted Mortgage. Notwithstanding the above, Master Tenant shall remain entitled to reimbursement by Landlord for any Landlord Capital Improvements incurred by Master Tenant in performing its obligations under this Agreement.
13.5.    Landlord agrees that in the event Landlord refinances a Permitted Mortgage, the Lender Requirements and other obligations imposed by the new lender shall not be greater than those existing under the Permitted Mortgage existing as of the Commencement Date and shall not affect operations of the Project or the leasing of the Project by Master Tenant.
14.Entry to Project by Landlord. Master Tenant shall permit Landlord, and any of Landlord’s authorized representatives to enter the Project at reasonable times upon reasonable notice, and at any time in case of an emergency for the purpose of (a) inspecting the same, and showing the same to any prospective purchaser of Landlord’s interest or, within six (6) months prior to the expiration of the Term of this Agreement, any prospective tenants, or (b) making any necessary repairs thereto and performing any work therein that may be necessary by reason of Master Tenant’s failure to commence (and diligently pursue the completion of) any such repairs within twenty (20) days after prior written notice from Landlord, or (c) to perform any work related to any Landlord Capital Improvements if not performed by Master Tenant. Nothing herein shall imply any duty upon the part of Landlord to do any such work, (other than any work related to any Landlord Capital Improvements, which shall (subject to the performance thereof by Master Tenant as set forth in Section 6.4) be Landlord’s responsibility), and performance thereof by Landlord shall not constitute a waiver of Master Tenant’s default in failure to perform the same.
15.Waiver of Subrogation Right. Landlord and Master Tenant hereby each release the other party, and such other party’s owners, members, managers, shareholders, beneficial interest holders, partners, agents, employees, officers, directors and authorized representatives, from any claims such releasing party may have for damage to the Project, personal property, improvements and alterations of such party in or about the Project to the extent the same is covered by a policy of property insurance insuring such party; provided, however, that this waiver shall be ineffective unless consented to by the insurance company or companies issuing the insurance policies required to be maintained by Master Tenant under this Agreement and shall be ineffective as to any such damage not covered by insurance required to be carried hereunder or, if greater in amount, insurance actually carried. Master Tenant shall cause each fire or other property insurance policy maintained by Master Tenant with respect to the Project or any portion thereof to provide that the insurance company waives all right to recovery of paid insured claims by way of subrogation against the other party in connection with any matter covered by such policy, to the extent such waiver is available.
16.Indemnification and Waiver.
16.1.    Master Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses, damages, expenses, costs and liabilities actually suffered or incurred by Landlord (collectively, “Damages”) in connection with anything and everything whatsoever directly arising from or out of (i) any injury, illness or death to any person or damage to any property from any cause occurring in or upon or in any other way relating to the Project, (ii) the occupancy of the Project or any part thereof by, through or under Master Tenant, and/or (iii) any failure on Master Tenant’s part to comply with any of the covenants, terms, conditions, representations or warranties contained in this Agreement; provided, however, that in no event shall the foregoing indemnity apply to any damages arising out of, or because of, the negligence or willful misconduct of Landlord or its agents, employees, officers and directors. This indemnity extends to liability for expenses (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses at both trial and appellate levels) actually incurred by Landlord in defending any action or proceeding (a) instituted against Landlord by a third party, or in which Landlord intervenes, or against Master Tenant in which Landlord is made a party or appears and (b) to which the foregoing indemnity would apply.
16.2.    Landlord shall not be liable to Master Tenant and Master Tenant hereby waives all claims against Landlord for any injury, illness or death of any person or damage to any property in or about the Project unless caused by the negligence or willful misconduct of Landlord or its agents, contractors, employees, officers and directors.
16.3.    In the event Master Tenant is obligated to pay or pays any obligations of Landlord under a Permitted Mortgage out of Master Tenant’s own funds that is not otherwise an obligation of Master Tenant under this Agreement, Landlord shall be severally liable to Master Tenant for the reimbursement of such Landlord’s share of such amount paid. Landlord shall reimburse Master Tenant for any such amount within thirty (30) days of a demand for reimbursement from Master Tenant. Master Tenant may deduct an amount equal to the reimbursement from any Rent due under this Agreement. Notwithstanding the foregoing, so long as a Permitted Mortgage is outstanding, Master Tenant shall not abate any Base Rent or Impositions.
16.4.    The terms, covenants, provisions and conditions of this Section 16 shall survive the termination of this Agreement.
17.Damage or Destruction.
17.1.    In the event of any material casualty to the Project, Master Tenant shall promptly give written notice to Landlord thereof. Subject to the terms of Sections 17.2 and 17.3, Master Tenant shall be responsible for the Restoration of the Project and Master Tenant shall be entitled to the use of all available proceeds from any insurance for purposes of completing the Restoration. In such event this Agreement shall continue in full force and effect, without any reduction of Rent, unless otherwise set forth below.
17.2.    If the proceeds from any casualty insurance are insufficient to complete the Restoration, Master Tenant shall fund any excess required to complete the Restoration, except for funds attributed to Landlord Capital Improvements and to costs (i) attributable to the negligence or willful misconduct of Landlord or its agents, (ii) incurred when Landlord or its agents have taken control or possession of the Project; or (iii) incurred after the expiration of the Master Lease (“Landlord Casualty Costs”). Subject to the terms of the Loan Documents then in effect, any casualty proceeds in excess of the cost of Restoration shall be payable to, and retained by, Master Tenant except for any excess funds attributable to Landlord Casualty Costs which shall be retained by Landlord. Landlord shall provide Master Tenant with the funds necessary to fund any costs to complete the Restoration for Landlord Capital Improvements. Absent receipt of Landlord’s agreement to fund such excess amounts within fifteen (15) days, Master Tenant may elect to terminate this Agreement upon notice to Landlord within twenty (20) days after the expiration of the foregoing fifteen (15) day period.
17.3.    If the casualty occurs within the last twelve (12) months of the Term, and the casualty affects more than 50% of the Project, Master Tenant may elect to terminate this Agreement, rather than undertake and complete the Restoration, without regard to the availability of proceeds from insurance or from Landlord. Notwithstanding the foregoing, Master Tenant may not elect to terminate this Agreement pursuant to the preceding sentence if such termination would constitute a default under any Permitted Mortgage and, in the event such termination would constitute a default under a Permitted Mortgage, or if Restoration is otherwise required by the Permitted Mortgage, Master Tenant shall complete the Restoration in accordance with the terms of this Section.
17.4.    In the event that this Agreement is terminated pursuant to this Section 17, then the Rent shall be prorated to the date of termination.
17.5.    Except as provided herein, no destruction of or damage to the Project or any part thereof by fire or any other casualty shall permit Master Tenant to surrender this Agreement or shall relieve Master Tenant from Master Tenant’s liability to pay the full Rent under this Agreement or from any of Master Tenant’s other obligations under this Agreement. Master Tenant waives any rights now or hereafter conferred upon Master Tenant by statute or otherwise to quit or surrender this Agreement or the Project or any part thereof, or to any suspension, diminution, abatement or reduction of rent on account of any such destruction or damage except as expressly set forth herein.
18.Condemnation.
18.1.    Subject to any Loan Documents, in case of a Taking of all of the Project, this Agreement shall terminate and expire as of the Vesting Date and the Rent under this Agreement shall be apportioned and paid to the Vesting Date.
18.2.    Subject to any Loan Documents, in case of a Taking of less than all of the Project, Landlord shall receive the entire award for the Taking and, except as specifically set forth in this Section, no claim or demand of any kind shall be made by Master Tenant against Landlord or any other party who could, by virtue of a claim against it, make a claim against Landlord by reason of such Taking.

18.2.1.
In the case of a Taking of a portion, but less than all, of the Project, Master Tenant shall determine, in Master Tenant’s reasonable discretion, whether the remaining Project (after Restoration referred to in Section 18.2.3) (i) can be used for the Use and (ii) will allow Master Tenant to complete the Restoration for an amount not to exceed the proceeds from the Taking. If it is determined by Master Tenant that the remaining Project cannot be used for the Use, then and in such event this Agreement shall terminate as of the Vesting Date and the Rent shall be apportioned and paid to the date of termination and no other claim or demand of any kind shall be made by Landlord against Master Tenant by reason of such termination. If it is determined that Master Tenant cannot complete the Restoration for an amount that is less than or equal to the proceeds from the Taking then and in such event Master Tenant can elect to terminate this Agreement as of the Vesting Date and, subject to the Loan Documents, the Rent shall be apportioned and paid to the date of termination and no other claim or demand of any kind shall be made by Landlord against Master Tenant by reason of such termination; provided, however, that if there is at least twelve (12) months remaining in the Term, Landlord may agree to pay the excess Restoration expenses in which case this Agreement shall not terminate and Master Tenant shall undertake the Restoration of the Project in accordance with the terms of Section 18.2.3. Anything in this Agreement to the contrary notwithstanding, this Agreement will not terminate and Base Rent and the obligation to pay Impositions and other escrows required under the Loan Documents will not abate while any Permitted Mortgage is outstanding.

18.2.2.
If, in the case of a Taking of less than all of the Project, this Agreement is not terminated in accordance with the provisions of Section 18.2.1, this Agreement shall continue in full force and effect as to the remaining portion of the Project without any reduction in the Rent, except as expressly provided in Section 18.3. No such partial Taking shall operate as or be deemed an eviction of Master Tenant from that portion of the Project not affected by such partial Taking or in any way terminate, diminish, suspend, abate or impair the obligation of Master Tenant to observe and perform fully all the covenants of this Agreement on the part of Master Tenant to be performed with respect to the remainder of the Project unaffected by the partial Taking, except as to any reduction (if any) in the Rent as expressly provided in Section 18.3.

18.2.3.
If, in the case of a Taking of less than all of the Project, this Agreement is not terminated in accordance with the provisions of Section 18.2.1, Master Tenant shall, prior to the expiration of the Term of this Agreement, commence and proceed with reasonable diligence to complete the Restoration provided, however, that Landlord shall, in this case, make the award in the Condemnation Proceedings and, in the case of Section 18.2.1, such award plus any excess funds due from Landlord, available to Master Tenant to be utilized for Restoration of the Project. Landlord shall be entitled to receive and retain the remainder of the award not needed to complete the Restoration.

18.3.    In case of a Taking of less than all of the Project and if (i) this Agreement shall not terminate as provided in Section 18.2.1, and (ii) Restoration has been undertaken by Master Tenant pursuant to the provisions of Section 18.2.3, then commencing as of the Vesting Date, the amount of the Rent payable by Master Tenant under this Agreement shall be reduced (and Master Tenant shall be credited for prior overpayments) by an amount reasonably determined by Landlord and Master Tenant. The new Rent shall be established to provide Master Tenant and Landlord with the same economic return that each were entitled prior to the Taking.
18.4.    Each of Landlord and Master Tenant shall promptly deliver to the other any notices it receives with respect to a Condemnation Proceeding or threatened Condemnation Proceeding.
18.5.    Notwithstanding anything herein to the contrary, Master Tenant’s and Landlord’s rights and obligations in and to any condemnation proceeding or related proceeds derived therefrom shall, in all cases, be subject to the rights of the holder of any Permitted Mortgage under the Loan Documents.
19.    Assignment, Subletting and Mortgaging.
19.1.    Master Tenant may not sell, assign, transfer, mortgage, pledge or otherwise dispose of this Agreement or any interest of Master Tenant in this Agreement, except with Landlord’s prior written or electronic consent in its sole and absolute discretion (Master Tenant understands and acknowledges that Landlord will not approve any such transfer in the event that Landlord is a DST).
19.2.    If an assignment is consented to by Landlord or Lender, no such assignment shall be valid unless (i) such permitted assignment complies with the provisions of this Agreement, and (ii) there shall be delivered to Landlord in proper form for recording on the date of assignment (a) a duplicate original of the instrument of assignment, and (b) other than an assignment accomplished in conjunction with a Permitted Mortgage as additional collateral, an instrument of assumption by the transferee of all of Master Tenant’s obligations under this Agreement, including, without limitation, any unperformed obligations which have accrued as of the date of the assumption. Any such permitted assignee shall thereafter have all of the power, authority, rights, duties, obligations and liabilities of Master Tenant hereunder. The new Master Tenant shall be liable for the payment of all Rent due hereunder and the performance of all terms, covenants and conditions to be performed by Master Tenant under this Agreement, and Master Tenant shall reaffirm the same to Landlord in writing, in recordable form acceptable to Landlord, prior to such transfer. Any single consent given by Landlord hereunder shall not be deemed a waiver of Landlord’s right to future requests for consent under this Section. If Landlord is requested to approve a proposed assignment or sublease, Master Tenant shall be responsible for paying the fees and expenses of Landlord’s counsel for reviewing and/or preparing the appropriate materials and documents.
19.3.    Without limiting in any way the rights and remedies of Landlord hereunder, at law or in equity, but in addition thereto, any purported assignment, transfer, mortgage, pledge, disposition or encumbrance in contravention of the provisions of this Section shall be null and void and of no force and effect, but this shall not impair any remedy of Landlord because of Master Tenant having engaged in any act prohibited by, or in contravention of, the terms hereof.
19.4.    Notwithstanding the above and subject to the terms of any applicable Permitted Mortgage, Master Tenant may sublet the whole or any portion of the Project without the necessity of obtaining Landlord’s prior consent; provided, however, that no such subletting shall be valid unless such permitted subletting complies with the provisions herein set forth and with the Loan Documents. Without in any way limiting the rights and remedies of Landlord hereunder, but in addition thereto, any purported subletting in contravention hereof shall be null and void and of no force and effect and not thereby impair any right or remedy available to Landlord as the result of Master Tenant’s having engaged in an act prohibited by, or in contravention of, the terms hereof, nor shall such permitted subletting relieve Master Tenant of any of Master Tenant’s obligations hereunder and Master Tenant assumes and shall be responsible for and shall be liable to Landlord for all acts on the part of any present or future Sublessee, which, if done by Master Tenant would constitute a Default hereunder. Notwithstanding anything contained herein to the contrary, in the event that Landlord is a DST, Master Tenant shall not have the right to enter into Subleases that extend beyond the Term of this Agreement. Notwithstanding anything contained herein to the contrary, in the event that Landlord is not a DST, Master Tenant shall have the right to enter into Subleases that extend beyond the Term of this Agreement without receiving the prior consent of Landlord so long as such Subleases comply with the following provisions:

19.4.1.	Each Sublease shall be deemed by law subject and subordinate to this Agreement;

19.4.2.	Each Sublease shall be with a bona-fide arm’s length Sublessee;

19.4.3.
No Sublease shall contain any rental concessions or other concessions which are not then customary and reasonable for similar properties and leases in the market area of the Project as reasonably determined by Master Tenant;

19.4.4.	The rental rate for each Sublease shall be at least at the market rate then prevailing for similar properties and leases in the market areas of the Project as reasonably determined by Master Tenant;

19.4.5.	No Sublease shall have the rent paid thereunder calculated based on the net income of the subtenant; provided, however, that the rent may be calculated based on gross income of the subtenant; and

19.4.6.
Each Sublessee under the Sublease demonstrates sufficient credit worthiness to support the Sublease payments as reasonably determined by Master Tenant or the Sublessee provides for (i) a sufficient security deposit or (ii) guarantee, all as reasonably determined by Master Tenant.

For proposed Subleases with terms that exceed the Term of this Agreement and do not comply with the above provisions, Master Tenant must obtain Landlord’s prior approval.
19.5.    Any such Sublease shall be accomplished in accordance with the Lender Requirements and, if a desired Sublease does not meet the terms of such requirements, Master Tenant shall not finalize such Sublease without obtaining, whether directly or indirectly through Landlord, the necessary consent to the form of such Sublease from the holder of the Permitted Mortgage.
19.6.    Any application by Master Tenant for Landlord’s written consent under any paragraph of this Section 19 shall be made in writing to Landlord.
19.7.    Master Tenant hereby assigns to Landlord all rents due or to become due from any present or future Sublessee, provided that so long as Master Tenant is not in Default hereunder, Master Tenant shall have the right to collect and receive such rents for Master Tenant’s own uses and purposes. The effective date of Landlord’s right to collect rents shall be the date of the happening of a Default under Section 20. Upon a Default, Landlord shall apply any net amount collected by Landlord from Sublessees to the Rent due under this Agreement. No collection of rent by Landlord from an assignee of this Agreement or from a Sublessee shall constitute a waiver of any of the provisions of this Section or an acceptance of the assignee or Sublessee as a tenant or a release of Master Tenant from performance by Master Tenant of Master Tenant’s obligations under this Agreement. Master Tenant without the prior consent of Landlord in writing, shall not directly or indirectly collect or accept any payment of subrent (exclusive of security deposits) under any sublease more than 1 month in advance of the date when the same shall become due.
19.8.    Any attempted sublease or assignment in violation of the requirements of this Section 19 shall be null and void and, at the option of Landlord, shall constitute a Default by Master Tenant under this Agreement. To the extent consent is required, the giving of consent by Landlord in one instance shall not preclude the need for Master Tenant to obtain Landlord’s consent to further sublettings or assignments under this Section 19. If Landlord’s approval is required and obtained, Master Tenant or the prospective Sublessee or assignee shall be responsible for preparing the appropriate documentation and shall reimburse Landlord for Landlord’s reasonable costs and expenses in reviewing and approving the Sublease or assignment and related documentation.
19.9.    If Master Tenant is in Default hereunder pursuant to Section 20.1.1 and Master Tenant elects to assume this Agreement and then proposes to assign the same pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. Section 10.1 et seq. (the “Bankruptcy Code”) to any person or entity who shall have made a bona fide offer to accept an assignment of this Agreement on terms acceptable to Master Tenant then notice of such proposed assignment, setting forth (i) the name and address of such person, (ii) all the terms and conditions of such offer, and (iii) the adequate assurances to be provided Landlord to ensure such person’s future performance under this Agreement, including, without limitation, the assurances referred to in Section 365(b)(d) of the Bankruptcy Code, shall be given to Landlord by Master Tenant no later than twenty (20) days after receipt thereof by Master Tenant, but in any event no later than ten (10) days prior to the date that Master Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option to be exercised by notice to Master Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Agreement upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Agreement. Any and all monies or other consideration constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid to or turned over to Landlord. Any person or entity to which this Agreement is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Agreement on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument in form, scope and substance acceptable to Landlord, confirming such assumption.
19.10.    Landlord may assign its rights under this Agreement to the Springing LLC without consent or approval of Master Tenant (“Successor Landlord”). The Successor Landlord shall take such interest subject to this Agreement, and the assigning Landlord and Successor Landlord shall execute an agreement whereby (a) the assigning Landlord assigns to the Successor Landlord all of its right, title and interest in and to this Agreement; and (b) the Successor Landlord assumes and agrees to perform faithfully and to be bound by all of the terms, covenants, conditions, provisions and agreements of this Agreement with respect to the interest to be transferred. Upon execution of such assignment and assumption agreement, the assigning Landlord shall be relieved of all liability accruing after the effective date of the assignment with respect to the interest so assigned and, without further action by any party, the Successor Landlord shall become a party to this Agreement.
19.11.    Every assignee and Sublessee hereunder, if not a natural person, shall be formed and existing under the laws of a state, district or commonwealth of the United States of America.
19.12.    Master Tenant shall not mortgage or otherwise encumber Master Tenant’s interest in this Agreement without the consent of the Landlord and the Lender.
20.    Events of Default and Landlord’s Remedies.
20.1.    Each of the following shall be deemed a “Default” by Master Tenant, and after the occurrence of any of the following, Master Tenant shall be “in Default” under this Agreement:
20.1.1.    A failure on the part of Master Tenant to pay any installment of Rent on the date such Rent becomes due, which failure is not cured within ten (10) days after Landlord delivers written notice of such failure to Master Tenant;
20.1.2.    A failure (i) on the part of Master Tenant, whether by action or inaction, to observe or perform any of the other terms, covenants or conditions of this Agreement, or (ii) of any material representation or warranty made by Master Tenant in this Agreement to be accurate in all material respects, which failure to observe or perform or to be accurate (or, in the case of an inaccurate representation or warranty, the adverse effect therefrom) is not cured within thirty (30) days after Landlord delivers written notice of such failure to Master Tenant, provided, however, that if such failure (or, if applicable, adverse effect) is subject to cure but cannot be cured within such thirty (30) day period, Master Tenant shall not be in Default hereunder if it promptly commences, and diligently pursues, the curing of such failure or adverse effect; provided further, however, that if such cure period shall exceed ninety (90) days, and such Default is not the result of an affirmative act by Master Tenant, then Master Tenant shall thereafter be provided additional time to cure such Default. In the event that Master Tenant satisfies the standards for such additional time then Master Tenant shall provide Landlord with written notice advising Landlord of Master Tenant’s reasonable estimate of the necessary cure period and Master Tenant shall thereafter provide Landlord, by way of monthly reports, the status of such cure. If Master Tenant fails to cure the failure within the originally estimated curative period, without reasonable cause, such failure shall constitute a “Default” hereunder. Notwithstanding the foregoing, Landlord, by written notice to Master Tenant, may limit the aggregate cure period to not more than one hundred and twenty (120) days;
20.1.3.    The leasehold hereunder demised is taken on execution or other process of law in any action against Master Tenant;

20.1.4.    If Master Tenant files a voluntary petition in bankruptcy or is adjudicated bankrupt or insolvent, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or any future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, or seeks or consents to or acquiesces in the appointment of any trustee, receiver, conservator or liquidator of Master Tenant or of all or any substantial part of Master Tenant’s properties or Master Tenant’s interest in this Agreement; (the term “acquiesce” as used in this Section 20.1.4 includes, without limitation, the failure to file a petition or motion to vacate or discharge any order, judgment or decree within five (5) days after entry of such order, judgment or decree); or a court of competent jurisdiction enters an order, judgment or decree approving a petition filed against Master Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, and Master Tenant acquiesces in the entry of such order, judgment or decree or such order, judgment or decree remains unvacated and unstayed for an aggregate of one hundred and twenty (120) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of Master Tenant or of all or any substantial part of Master Tenant’s property or Master Tenant’s interest in this Agreement shall be appointed without the consent or acquiescence of Master Tenant and such appointment remains unvacated and unstayed for an aggregate of one hundred and twenty (120) days (whether or not consecutive);
20.1.5.    If this Agreement or any estate of Master Tenant hereunder shall be levied upon under any attachment or execution and such attachment or execution is not vacated within one hundred and twenty (120) days;
20.1.6.    Master Tenant or Master Tenant’s general partner or manager shall cause or institute any proceeding, or a final and non-appealable court order shall be issued, for the dissolution or termination of Master Tenant or Master Tenant’s general partner or manager;
20.1.7.    If Master Tenant makes a general assignment for the benefit of creditors or takes any other similar action for the protection or benefit of credits; or
20.1.8.    If Master Tenant takes or fails to take any action which is in violation of the Lender Requirements and (i) such violation is not cured within any applicable cure periods under the Permitted Mortgage, and (ii) the obligation secured by any Permitted Mortgage is accelerated by reason thereof.
20.2.    In the event of any Default by Master Tenant as hereinabove provided in this Section, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as otherwise specifically set forth herein) or demand for possession whatsoever: (i) with ten (10) days’ prior written notice, terminate this Agreement, in which event Master Tenant shall immediately surrender the Project to Landlord; (ii) with ten (10) days’ prior written notice, terminate Master Tenant’s right to occupy and possess the Project and reenter and take possession of the Project (without terminating this Agreement); (iii) enter the Project and do whatever Master Tenant is obligated to do under the terms of this Agreement and Master Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Master Tenant’s obligations under this Agreement, and Master Tenant further agrees that Landlord shall not be liable for any damages resulting to Master Tenant from such action; (iv) exercise its rights under Section 9.3 of this Agreement; and (v) exercise all other remedies available to Landlord at law or in equity, including, without limitation, injunctive relief of all varieties.
20.2.1.    In the event that Landlord elects to terminate this Agreement, then, notwithstanding such termination, Master Tenant shall be liable for and shall pay to Landlord the sum of all Rent accrued to the date of such termination. In the event that Landlord elects to take possession of the Project and terminate Master Tenant’s right to occupy the Project without terminating this Agreement, Landlord shall have the right to enforce all its rights and remedies under this Agreement, including the right to recover all Rent as it becomes due under this Agreement. In addition, Master Tenant shall be liable for and shall pay to Landlord on demand, an amount equal to (i) the reasonable and documented out-of-pocket costs of recovering possession of the Project, (ii) the reasonable and documented out-of-pocket costs of removing and storing Master Tenant’s and any other occupant’s (except for all permitted Sublessees) property located therein, (iii) the reasonable and documented out-of-pocket costs of repairs to the Project accruing only during the period in which Master Tenant occupied the Project, and (iv) the reasonable and documented out-of-pocket costs of collecting any of the foregoing amounts from Master Tenant. Notwithstanding the foregoing, Landlord shall use reasonable efforts to mitigate all damages and costs resulting from any actions taken under this Agreement.
20.2.2.    In the event Landlord elects to re-enter or take possession of the Project after Master Tenant’s Default, Master Tenant hereby waives notice of such re-entry or repossession and of Landlord’s intent to re-enter or retake possession. Landlord may, without prejudice to any other remedy which Landlord may have, expel or remove Master Tenant and any other person who may be occupying said Project or any part thereof (other than any Sublessee under a Sublease). All of Landlord’s remedies shall be cumulative and not exclusive. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of Default shall not be deemed or construed to constitute a waiver of such Default.
20.2.3.    This Section shall be enforceable to the maximum extent not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion. No act by Landlord or Landlord’s agents during the Term of this Agreement shall be deemed an acceptance of an attempted surrender of the Project, and no agreement to accept a surrender of the Project shall be valid unless made in writing and signed by Landlord. No re-entry or taking of possession of the Project by Landlord shall be construed as an election on Landlord’s part to terminate this Agreement unless a written notice of such termination is given to Master Tenant.
20.2.4.    Damages under this Section 20.2 shall be the following:
(i)    the amount of any rent deficiency, to the extent that the payment of rent by the Sublessees is deficient to pay the Rent, all reasonable and documented legal expenses and other related reasonable and documented out-of-pocket costs incurred by Landlord following Master Tenant’s Default,
(ii)    all reasonable and documented out-of-pocket costs incurred by Landlord in restoring the Project to good order and condition; and
(iii)    any other damages available to Landlord under applicable law.
20.3.    If Landlord shall enter into and repossess the Project by reason of the Default of Master Tenant in the performance of any of the terms, covenants or conditions herein contained, then in that event Master Tenant hereby covenants and agrees that Master Tenant shall not claim the right to redeem or re-enter the Project or restore the operation of this Agreement, and Master Tenant hereby waives any right to such redemption and re-entry under any present or future law, and does hereby further, for any party claiming through or under Master Tenant, expressly waive its right, if any, to make payment of any sum or sums of rent, or otherwise, of which Master Tenant shall have been in Default under any of the covenants of this Agreement, and to claim any subrogation to the rights of Master Tenant under this Agreement, or any of the covenants thereof, by reason of such payment.

20.4.    No receipt of monies by Landlord from Master Tenant after the termination or cancellation of this Agreement in any lawful manner shall reinstate, continue or extend the Term of this Agreement, or affect any notice given to Master Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rent then due, or operate as a waiver of the right of Landlord to recover possession of the Project by proper suit, action, proceeding or remedy: it being agreed that, after the service of notice to terminate or cancel this Agreement, or the commencement of suit, action or summary proceedings, or any other remedy, or after a final order or judgment for the possession of the Project, Landlord may demand, receive and collect any monies due, without in any manner affecting such notice, proceeding, suit, action, order or judgment; and any and all such monies collected shall be deemed to be payment on account of the use and occupation or Master Tenant’s liability hereunder.
20.5.    The failure of Landlord to insist in any one or more instances upon a strict performance of any of the covenants of this Agreement, or to exercise any option herein contained, shall not be construed as a waiver of or relinquishment for the future of the performance of such a covenant, or the right to exercise such option, but the same shall continue and remain in full force and effect. The receipt by Landlord of Rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.
20.6.    All the rights and remedies herein given to Landlord for the recovery of the Project because of the Default by Master Tenant in the payment of any sums which may be payable pursuant to the terms of this Agreement, or the right to re-enter and take possession of the Project upon the happening of any event of Default, or the right to maintain any action for rent or damages and all other rights and remedies allowed at law or in equity, are hereby reserved and conferred upon Landlord as distinct, separate and cumulative rights and remedies, and no one of them, whether exercised by Landlord or not, shall be deemed to be in exclusion of any of the others.
21.    Hazardous Substances.
21.1.    Master Tenant hereby represents, warrants, covenants and agrees to and with Landlord that all operations or activities upon, or any use or occupancy of the Project, or any portion thereof, by Master Tenant, and any tenant, subtenant or occupant of the Project, or any portion thereof, shall throughout the Term of this Agreement be in all material respects in compliance with all existing and future federal, state and local laws and regulations governing, or in any way relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal of any hazardous or toxic substances, materials or wastes (“Hazardous Substances”), including, but not limited to, those substances, materials, or wastes now or hereafter listed in the United States Department of Transportation Hazardous Materials Table at Section 49 CFR 172.101 or by the Environmental Protection Agency in Section 40 CFR Part 372 and amendments thereto, or such substances, materials or wastes otherwise now or hereafter regulated under any applicable federal, state or local law.
21.2.    For the purposes of this Section, “PCB” shall include all substances included under the definition of PCB in 40 CFR Section 761.3. Master Tenant hereby represents, warrants, covenants and agrees to and with Landlord that, to the best of Master Tenant’s knowledge, (i) there is not present upon the Project, or any portion thereof, or contained in any transformers or other equipment thereon, any PCB’s, and (ii) Master Tenant shall throughout the Term of this Agreement not permit to be present upon the Project, or any portion thereof, or contained in any transformers or other equipment thereon, any PCB’s.
21.3.    Master Tenant hereby represents, warrants, covenants and agrees to and with Landlord that, to the best of Master Tenant’s knowledge and except as disclosed to Landlord prior to the date hereof, (i) there is not present upon the Project, or any portion thereof, any asbestos or any structures, fixtures, equipment or other objects or materials containing asbestos, and (ii) Master Tenant shall throughout the Term of this Agreement not permit to be present upon the Project, or any portion thereof, any asbestos or any structures, fixtures, equipment or other objects or materials containing asbestos.
21.4.    Master Tenant agrees to indemnify, protect, defend (with counsel approved by Landlord) and hold Landlord, and the directors, officers, shareholders, partners, members, employees and agents of Landlord, harmless from and against any and all claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings (including, without limitation, informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities (including, without limitation, sums paid in settlement of claims), losses, including, without limitation, reasonable attorneys’ fees and expenses (including, without limitation, any such fees and expenses incurred in enforcing this Agreement or collecting any sums due hereunder), consultant fees and expert fees, together with all other costs and expenses of any kind or nature (collectively, the “Hazardous Substances Costs”) that arise directly or indirectly from or in connection with the presence or release of any Hazardous Substances in or into the air, soil, surface water, groundwater or soil vapor at, on, under, over or within the Project, or any portion thereof from and after the Commencement Date and otherwise during the Term as a result of Master Tenant’s gross negligence. In the event Landlord shall suffer or incur any such Hazardous Substances Costs, Master Tenant shall pay to Landlord the total of all such Hazardous Substances Costs suffered or incurred by Landlord upon demand therefor by Landlord. Without limiting the generality of the foregoing, the indemnification provided by this Section shall specifically cover all Hazardous Substances Costs, including, without limitation, capital, operating and maintenance costs, incurred in connection with any investigation or monitoring of site conditions, any clean-up, containment, remedial, removal or restoration work required or performed by any federal, state or local governmental agency or political subdivision or performed by any nongovernmental entity or person because of the presence or release of any Hazardous Substances in or into the air, soil, groundwater, surface water or soil vapor at, on, under, over or within the Project (or any portion thereof), as well as any claims of third parties for loss or damage due to such Hazardous Substances. In addition, the indemnification provided by this Section shall include, without limitation, all liability, loss and damage sustained by Landlord due to any Hazardous Substances that migrate, flow, percolate, diffuse or in any way move onto, into or under the air, soil, groundwater, surface water or soil vapor at, on, under, over or within the Project (or any portion thereof) after the date of this Agreement, provided, however, that the provisions of this Section shall not apply to Hazardous Substances Costs associated with the release, discharge, disposal, dumping, spilling or leaking onto the Project of Hazardous Substances occurring (i) as a result of the negligence or willful misconduct of any or all of Landlord and its agents, contractors, employees, officers or directors, (ii) at any time when Landlord or its agent is in control, or has taken possession of, the Project or (iii) after the expiration of this Agreement (collectively, “Landlord Environmental Costs”). Landlord agrees to indemnify, protect, defend (with counsel approved by Master Tenant) and hold Master Tenant, and the directors, officers, shareholders, partners, members, employees and agents of Master Tenant, harmless from and against any and all Landlord Environmental Costs.
21.5.    In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively the “Remedial Work”) is required under any applicable federal, state or local law or regulation, by any judicial order, or by any governmental entity, Master Tenant shall perform or cause to be performed the Remedial Work in compliance with such law, regulation, order or agreement. All Remedial Work shall be performed by one or more contractors all of whom shall have all necessary licenses and expertise to perform such work. The contractor or contractors (selected by Master Tenant) shall perform the Remedial Work under the supervision of an environmental consulting engineer, selected by Master Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Master Tenant to the extent arising during the Term or from facts occurring during the Term or, if otherwise, by Landlord, including, without limitation, the charges of such contractor(s) and/or the environmental consulting engineer (excluding specifically, however, Landlord’s attorneys’ fees and expenses incurred in connection with monitoring or review of such Remedial Work). In the event Master Tenant shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, such Remedial Work, Landlord may, but shall not be required to, cause such Remedial Work to be performed, and all costs and expenses thereof, or incurred in connection therewith, shall be Hazardous Substances Costs within the meaning this Section. All such Hazardous Substances Costs shall be due and payable upon demand therefor by Landlord.
21.6.    Landlord reserves the right, to be exercised from time to time during the Term of this Agreement, to inspect or cause Landlord’s contractors and/or environmental consulting engineers to inspect the Project in order to confirm that no Hazardous Substances are located on, in or under any portion of the Project, provided, however, that Landlord or its contractor or engineer, as applicable, shall have provided evidence of insurance satisfactory to Master Tenant with respect to any actions taken on the Project. The fees and expenses incurred by Landlord with respect to said inspections shall be paid by Landlord. If any Hazardous Substances are discovered by said inspection to be located on, in or under the Project, to the extent not covered by applicable environmental insurance for the Project, Master Tenant shall, at Master Tenant’s sole cost and expense if they arise during the Term or from facts occurring during the Term or otherwise at Landlord’s sole cost and expense, (and in addition to Master Tenant’s other obligations and liabilities under this Section): (i) forthwith have all such Hazardous Substances removed from the Project if and to the extent required by applicable laws, ordinances, rules and regulations, (ii) dispose of all Hazardous Substances so required to be removed in accordance with all applicable laws, ordinances, rules and regulations, and (iii) restore the Project, provided, however, that the provisions of this Section shall not apply to release, discharge, disposal, dumping, spilling or leaking onto the Project of Hazardous Substances occurring (i) as a result of the negligence or willful misconduct of any or all of Landlord and its agents, contractors, employees, officers or directors, (ii) at any time when Landlord or its agent is in control, or has taken possession of, the Project or (iii) after the expiration of this Agreement, all of which shall be the responsibility of Landlord. Nothing contained in this Section 21.6 shall be deemed or construed to amend, modify or replace any other obligation of Master Tenant set forth in this Section 21.
21.7.    Each of the covenants, agreements, obligations, representations and warranties of Master Tenant set forth in this Section shall survive the expiration or sooner termination of this Agreement.
22.Subordination.
22.1.    Master Tenant and Landlord agree that this Agreement shall be subject and subordinate at all times to the terms and conditions and provisions of the Loan Documents and the lien of any Permitted Mortgage. In the event that Lender forecloses Landlord’s interest in the Project or accepts a deed in lieu of foreclosure from Landlord as a result of Landlord’s default, then, at Lender’s election, this Agreement shall be terminated and Master Tenant shall not be deemed to, or have any right to, attorn to Lender.
22.2.    Master Tenant acknowledges and agrees that its leasehold rights created by this Agreement are intended to be subject and subordinate to, and constitute an integral component of, the financing that is secured by a Permitted Mortgage. Master Tenant agrees, in consideration of Landlord’s commitment to enter into this Agreement, and the grant of the related rights to Master Tenant hereunder, to execute certain of the Loan Documents comprising, and to subordinate its interest in certain of its assets to the interest of Lender under a Permitted Mortgage. Landlord and Master Tenant agree that Master Tenant shall subordinate its interests in such assets, as described in the applicable Loan Documents, to any of the foreclosure rights held by Lender under a Permitted Mortgage arising in, from and under such Loan Documents, whether or not such foreclosure arises from any default caused by Master Tenant’s actions or inactions, it being the express understanding of Landlord and Master Tenant, after due negotiation, to have Master Tenant’s interest in such assets subordinated to the rights of Lender under the Permitted Mortgage for all purposes. In furtherance of the foregoing, Master

Tenant acknowledges and agrees, and further consents to, the assignment by Landlord of Landlord’s interest in and to this Agreement pursuant to the Loan Documents, including the rights of Landlord to enforce the provisions of this Section.
23.General Provisions.
23.1.    This Agreement shall not be affected by any laws, ordinances or regulations, whether federal, state, county, city, municipal or otherwise, which may be enacted or become effective from and after the date of this Agreement affecting or regulating or attempting to affect or regulate the Rent herein reserved or continuing in occupancy Master Tenant or any Sublessees or assignees of Master Tenant’s interest in the Project beyond the dates of termination of their respective leases, or otherwise.
23.2.    Title headings are inserted for convenience only, and do not define or limit, and shall not be used to construe, any Section or section to which they relate.
23.3.    The acceptance by Landlord of a check or checks drawn by others than Master Tenant shall in no way affect Master Tenant’s liability hereunder nor shall it be deemed an approval of any assignment of this Agreement or any sublease of all or a part of the Project not consented to by Landlord or an approval of Master Tenant not complying with any covenant of this Agreement.
23.4.    This Agreement (including the attached Exhibits) contains the entire agreement between the parties regarding the subject matter hereof, and any agreement hereafter made shall not operate to change, modify or discharge this Agreement in whole or in part unless such agreement is in writing and signed by the party sought to be charged therewith.
23.5.    Landlord and Master Tenant shall each, without charge, at any time and from time to time, promptly after request by the other party, certify by written instrument, duly executed, acknowledged and delivered, to the other party or any person, firm or corporation specified by the other party:
23.5.1.    that this Agreement is unmodified and in full force and effect or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications;
23.5.2.    whether or not there are then existing any set-offs or defenses against the enforcement of any of the agreements, terms, covenants or conditions hereof and any modifications thereof upon the part of Master Tenant to be performed or complied with, and, if so, specifying the same;
23.5.3.    the dates, if any, to which the Rent and other charges hereunder have been paid; and the Rent.
23.6.    The term “Landlord” as used in this Agreement means only the party(ies) that have executed this Agreement as Landlord as of the date hereof and their respective successors and assigns including but not limited to any Successor Landlord. So long as this Agreement survives any such transfer and Master Tenant’s rights and obligations hereunder are not materially adversely affected (or this Agreement terminated pursuant to Section 3.8), Landlord may, subject to any other restrictions under applicable law or other agreements governing the interests of the owners, including any Permitted Mortgage, sell, exchange, assign, mortgage or otherwise encumber, convey or transfer its fee interest in the Project or some or all of its interest in this Agreement during the term of this Agreement; provided that such assignee shall execute and deliver an instrument providing for an assignment and assumption of this Agreement. Any such successor or assign of Landlord shall be deemed a permitted Successor Landlord.

23.7.    Any notice, demand, request or other communication which may be permitted, required or desired to be given in connection herewith shall be given in writing and directed to Landlord and Master Tenant as follows:
Landlord:    [●]

Master Tenant:    [●]
Notices shall be deemed properly delivered and received (i) the same day when personally delivered; (ii) one business day after timely deposit for delivery the next business day with Federal Express or another nationally recognized commercial overnight courier, charges prepaid; (iii) the same day when sent by confirmed facsimile; or (iv) three (3) business days after deposit in the United States mail, postage prepaid. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section. The parties hereto hereby authorize their respective attorneys to give notices on their behalf.
23.8.    Master Tenant, upon paying the Rent due hereunder and performing the other terms, provisions and covenants of this Agreement on Master Tenant’s part to be performed, shall, and may, at all times during the Term of this Agreement peaceably and quietly have, hold and enjoy the Project, subject to the terms hereof.
23.9.    In the event of a merger, consolidation, acquisition, sale or other disposition involving Master Tenant or all or substantially all the assets of Master Tenant to one or more other entities, in addition to the other requirements set forth in this Agreement, the surviving entity or transferee of assets, as the case may be, shall: (i) be formed and existing under the laws of a state, district or commonwealth of the United States of America, and (ii) deliver to Landlord an acknowledged instrument in recordable form assuming all obligations, covenants and responsibilities of Master Tenant under this Agreement and under any instrument executed by Master Tenant relating to the Project or this Agreement.
23.10.    There shall be no merger of this Agreement or Master Tenant’s leasehold estate with the fee estate in the Project by reason of the fact that the same person acquires or holds, directly or indirectly, this Agreement of the leasehold estate or any interest therein as well as any of the fee estate in the Project. The initial Landlord and Master Tenant specifically waive and disclaim any merger of the fee and leasehold estates in the Project, it being their intention to hold separate and independent estates in the Project pursuant to this Agreement.
23.11.    This Agreement may be executed in two or more counterparts, and all such counterparts shall be deemed to constitute but one and the same instrument.
23.12.    Any consent granted by a party under this Agreement shall not constitute a waiver of the requirement for consent in subsequent cases. Where Landlord’s consent is required, Master Tenant shall be required to obtain further consent in each subsequent instance as if no consent had been given previously.
23.13.    Except as otherwise provided herein in the event of any action or proceeding at law or in equity between Landlord and Master Tenant including, without limitation, an action or proceeding between Landlord and the trustee or debtor in a proceeding under the Bankruptcy Code to enforce any provision of this Agreement or to protect or establish any right or remedy of either Landlord or Master Tenant hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action or proceeding and in any appeal in connection therewith by such prevailing party, whether or not such action, proceeding or appeal is prosecuted to judgment or other final determination, together with all costs of enforcement and/or collection or any judgment or other relief. The term “prevailing party” shall include, without limitation, a party who obtains legal counsel or brings an action against the other by reason of the other’s breach or default and obtains substantially the relief sought, whether by compromise, settlement or judgment. If such prevailing party shall recover judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees and expenses shall be included in and as a part of such judgment, together with all costs of enforcement and/or collection of any judgment or other relief.
23.14.    Each provision of this Agreement shall be separate and independent and the breach of any provision by Landlord shall not discharge or relieve Master Tenant from any of Master Tenant’s obligations, except to the extent Master Tenant has duly performed any such obligations of Master Tenant. Each provision shall be valid and shall be enforceable to the extent not prohibited by law. If any provision or its application to any persons or circumstance shall be invalid or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected. Subject to Section 23.6, all provisions contained in this Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by the successors and assigns of Landlord to the same extent as if each such successor and assign were named as a party to this Agreement. Subject to Section 19, all provisions contained in this Agreement shall be binding upon the successors and assigns of Master Tenant and shall inure to the benefit of and be enforceable by the successors and assigns of Master Tenant, in each case to the same extent as if each such successor and assign were named as a party.
23.15.    The relationship of the parties to this Agreement is landlord and tenant. Landlord is not a partner or joint venturer with Master Tenant in any respect or for any purpose in the conduct of Master Tenant’s business or otherwise.
23.16.    It is expressly agreed that this Agreement shall not be recorded in any public office, however, at Master Tenant’s or Landlord’s option, simultaneously with the execution of this Agreement, the parties shall execute and acknowledge a memorandum of this Agreement (together with any affidavit or other instrument required in connection therewith) which shall be recorded. Within ten (10) days following the expiration or sooner termination of this Agreement, Master Tenant shall execute and deliver to Landlord an instrument, in recordable form, confirming the termination of this Agreement which instrument, at Landlord’s option, may be placed of record in the real estate title records in the county in which the Project are located and the cost of recording such instrument shall be shared equally by Landlord and Master Tenant. Master Tenant’s obligations under the immediately preceding sentence hereof shall survive the expiration or sooner termination of this Agreement.
23.17.    Each person executing this Agreement on behalf of Landlord does hereby represent and warrant that: (a) Landlord is duly organized and in good standing in the State of its organization and, if different, qualified to do business and in good standing in the State in which the Project is located, (b) Landlord has full lawful right and authority to enter into this Agreement and to perform all its obligations hereunder, and (c) each person (and all of the persons if more than one signs) signing this Agreement on behalf of Landlord is duly and validly authorized to do so. Master Tenant may, upon any failure by Landlord, pay directly to the applicable governmental authorities, any recurring organizational expenses and complete any recurring organizational filings, for and on behalf of Landlord which are necessary to maintain the organizational existence of Landlord.
23.18.    Each person executing this Agreement on behalf of Master Tenant does hereby represent and warrant that: (a) Master Tenant is duly organized and in good standing in the State of its organization and, if different, qualified to do business and in good standing in the State in which the Project is located, (b) Master Tenant has full lawful right and authority to enter into this Agreement and to perform all of its obligations hereunder, and (c) each person signing this Agreement on behalf of Master Tenant is duly and validly authorized to do so.

23.19.    Except with respect to a default or breach under Section 23.6, Master Tenant shall look solely to Landlord’s interest in the Project (including any proceeds from the sale thereof and all insurance proceeds and condemnation awards relating thereto) for the recovery of any judgment against Landlord on account of Landlord’s breach of any of Landlord’s covenants or obligations under this Agreement. Except with respect to a default or breach under Section 23.6, Landlord, and the directors, officers, trustees, partners, members, owners, employees and agents of Landlord, shall never have any personal liability for any breach of any covenant or obligation of Landlord under this Agreement and no recourse shall be had or be enforceable against the assets of Landlord other than the interest of Landlord in the Project (including any proceeds from any sale or transfer thereof and all insurance proceeds and condemnation awards relating thereto) for payment of any sums due to Master Tenant or enforcement of any other relief based upon any claim made by Master Tenant for breach of any of Landlord’s covenants or obligations under this Agreement. Master Tenant’s right to recover for a breach or default under Section 23.6 shall not be limited or restricted in any way and, with respect to any such breach or default under Section 23.6, Master Tenant shall have the right to pursue any and all remedies available to Master Tenant against Landlord or its members and managers.
23.20.    Master Tenant shall deliver to each Lender the reports required under any Permitted Mortgage or pursuant to any Lender Requirements. Master tenant promptly shall notify Landlord of the date and contents of any such delivery. Landlord agrees that any information provided to it pursuant to this Section shall remain confidential and shall not, except as otherwise required by applicable law or judicial order, be disclosed to anyone except (i) Landlord’s employees, attorneys and financial consultants (ii) any potential purchasers of the Project, (iii) any potential lender associated with any possible refinancing of the loan secured by a Permitted Mortgage, and (iv) to the extent required under a Permitted Mortgage, to the holder of the Permitted Mortgage.
24.Indemnification by Master Tenant.
24.1.    Master Tenant shall indemnify, defend and hold Landlord and its shareholders, officers, directors and employees harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorneys’ fees and court costs, sustained or incurred by or asserted against Landlord by reason of the acts of Master Tenant which arise out of the gross negligence, willful misconduct or fraud of Master Tenant, its agents or employees or Master Tenant’s breach of this Agreement. If any person or entity makes a claim or institutes a suit against Landlord on a matter for which Landlord claims the benefit of the foregoing indemnification, then (a) Landlord shall give Master Tenant prompt notice thereof in writing; (b) Master Tenant may defend such a claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to Landlord; and (c) neither Landlord nor Master Tenant shall settle any claim without the other’s written or electronic consent.
24.2.    Master Tenant acknowledges that Landlord may enter into Loan Documents, which may include provisions for personal liability for Landlord on certain “nonrecourse carve-outs.” Master Tenant hereby agrees that to the extent that Landlord is required to make payments on such indemnification as a direct result of (i) Master Tenant’s fraud, willful misconduct or misappropriation, (ii) Master Tenant’s commission of a criminal act, (iii) the misapplication by Master Tenant of any funds derived from the Project received by Master Tenant, including any failure to apply such proceeds in accordance with Lender Requirements, or (iv) damage or destruction to the Project caused by acts of Master Tenant that are grossly negligent, Master Tenant will indemnify Landlord for any such liability that was caused by such actions.
25.Jurisdiction and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State in which the Project is located without regard to any applicable conflicts of laws principles that would require the application of the law of any other jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively by a court of competent jurisdiction located in Chicago, Illinois, and each party hereto expressly and irrevocably consents and submits to personal jurisdiction therein.

26.Waiver of Jury Trial. Landlord and Master Tenant hereby each waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, the relationship of Landlord and Master Tenant, Master Tenant’s use or occupancy of said Project, or any claim or injury or damage (to the extent such waiver is enforceable by law in such circumstance), and any emergency statutory or any other statutory remedy.
27.Easements; Estoppels; Attornment.
27.1.    Master Tenant agrees that Landlord shall have the right, at one or more times during the Term to grant public utility easements, over, under or across the Project; provided, however, that such grants do not unreasonably interfere with Master Tenant’s development or use of the Project, such easements are located in the landscaped area of the Project and are at no additional cost or expense to Master Tenant. The parties shall mutually cooperate in fixing the exact location in the future of such items.
27.1.1.    Estoppel Certificates. Master Tenant agrees that within twenty (20) days after request by Landlord, to execute, acknowledge and deliver to and in favor of any proposed Lender or purchaser of the Project, an estoppel certificate stating: (i) whether this Agreement is in full force and effect; (ii) whether this Agreement has been modified or amended and, if so, identifying and describing any such modification or amendment; (iii) the commencement and expiration dates of this Agreement; (iv) whether Master Tenant is in possession of the Project and open and operating the Project; (v) the date to which rent and any other charges have been paid; (vi) whether Master Tenant or any guarantor of the Lease is presently the subject of any proceeding pursuant to the United States Bankruptcy Code of 1978, as amended; (vii) whether such party knows of any default on the part of the other party or has any claim against the other party and, if so, specifying the nature of such default or claim; (viii) whether Master Tenant is entitled to any credits, reductions, offsets, defenses, free rent, rent concessions or abatements of rent under the Lease or otherwise against the payment of rent or other charges under this Agreement; and (ix) any other reasonable information that may be required in the estoppel.
27.1.2.    Attornment by Master Tenant. Master Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of the exercise of the power of sale under, any Permitted Mortgage prior in lien to this Agreement made by Landlord, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Agreement, provided such purchaser assumes in writing Landlord’s obligations under this Agreement, subject to the terms of any non-disturbance agreement between Master Tenant and the holders of the Permitted Mortgage.
28.Coordination with Loan Documents. In the event of conflict, this Agreement shall be subordinate to the terms and conditions set forth in the Loan Documents relating to Master Tenant. Notwithstanding anything to the contrary in this Agreement, Master Tenant shall comply with the representations, warranties, covenants and other requirements of the Loan Documents relating to Master Tenant, as set forth in the Loan Documents.
29.Time is of the essence. Time is of the essence for each and every provision of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Master Tenant have hereunto set their respective hands the day and year first above written.

MASTER TENANT:

[●]

By:    _______________________________
Name:

Title:	Authorized Signatory

LANDLORD:

[●]

By:    [●], its manager and signatory trustee

By:    _______________________________
Name:

Title:	Authorized Signatory